Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THE DUN & BRADSTREET CORPORATION,

STAR PARENT, L.P.

and

STAR MERGER SUB, INC.

Dated as of August 8, 2018

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(continued)

		Page
6.15	Existing Company Indebtedness	67
6.16	Cash Distribution	70

ARTICLE VII CONDITIONS		71

7.1	Conditions to Each Party’s Obligation to Effect the Merger	71
7.2	Conditions to Obligations of Parent and Merger Sub	72
7.3	Conditions to Obligations of the Company	73

ARTICLE VIII TERMINATION		73

8.1	Termination by Mutual Consent	72
8.2	Termination by Either Parent or the Company	72
8.3	Termination by the Company	74
8.4	Termination by Parent	75
8.5	Effect of Termination and Abandonment	75
8.6	Payments; Non Recourse Parties	80

ARTICLE IX MISCELLANEOUS AND GENERAL		81

9.1	Survival	81
9.2	Modification or Amendment	81
9.3	Waiver of Conditions	81
9.4	Counterparts	82
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	82
9.6	Specific Performance	83
9.7	Notices	84
9.8	Entire Agreement	86
9.9	No Third Party Beneficiaries	86
9.10	Obligations of Parent and of the Company	87
9.11	Definitions	87
9.12	Severability	87
9.13	Interpretation; Construction	87
9.14	Assignment	88

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2018 (hereinafter called this “Agreement”), by and among The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), Star Parent, L.P., a Delaware limited partnership (“Parent”), and Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations,” and the Constituent Corporations, together with Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that this Agreement be adopted by the Company’s stockholders;

WHEREAS, each of the boards of directors of Parent and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub, respectively;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, the Equity Financing Sources, (collectively, the “Guarantors”) are each entering into a limited guarantee, dated as of the date hereof, in favor of the Company (collectively, the “Limited Guarantees”) with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger, in its capacity as sole stockholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL, this Agreement and the Certificate of Merger (as defined in Section 1.3).

1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006 at 8:30 a.m. (New York City time) on the third (3rd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of those conditions at or immediately prior to the Closing) shall be satisfied or waived in accordance with this Agreement; provided, that in the event that the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of those conditions at or immediately prior to the Closing), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) business days’ prior written notice to the Company and (y) the second (2nd) business day following the final day of the Marketing Period, but subject, in each case, to the satisfaction or waiver of all applicable conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior the Closing, but subject to the satisfaction or waiver of those conditions at or immediately prior to the Closing). The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For purposes of this Agreement, except as otherwise provided herein, the term “business day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law (as defined in Section 5.1(i)) to be closed in New York City.

1.3 Effective Time. At the Closing, the Company and Parent will cause a certificate of merger complying with the requirements of the DGCL (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law; provided that this Section 2.1 is subject to compliance with Section 6.12(f).

2.2 The Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law; provided that this Section 2.2 is subject to compliance with Section 6.12(f).

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the only directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her successors shall have been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the Company’s common stock, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, including Shares held in treasury by the Company, in each case not held on behalf of third parties and (ii) Shares (“Dissenting Shares”) that are owned by stockholders (“Dissenting Stockholders”) who are entitled to, and who have timely perfected and not withdrawn a demand for (or lost their right to), appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) of this Section 4.1(a) being an “Excluded Share” and, collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to $145 per Share (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Certificate formerly representing Shares and each Book-Entry Share owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f).

(b) Treatment of Excluded Shares. Each Dissenting Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f). Each Share that is an Excluded Share pursuant to clause (i) of Section 4.1(a) shall remain outstanding and shall be unaffected by the Merger.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Exchange of Shares.

(a) Paying Agent. Prior to or simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a nationally recognized financial institution selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), in trust for the benefit of the Company’s stockholders, a cash amount in immediately available funds necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the Shares represented thereby. The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent (the “Paying Agent Agreement”) shall be in form and substance reasonably acceptable to the Company and Parent. Any interest and other income resulting from investment of the Exchange Fund by the Paying Agent, such investment to be made pursuant to and in accordance with the Paying Agent Agreement, shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the aggregate Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within one (1) business day thereafter), the Surviving Corporation shall, or shall cause the Paying Agent to, mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share (after giving effect to any required Tax withholdings as provided in Section 4.2(g)), and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Book-Entry Shares.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Company’s stockholders by the first anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record owner thereof and, if required by Parent, the posting by such record owner of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration (without any interest thereon).

(f) Appraisal Rights. No Person who has properly perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL or a court of competent jurisdiction has determined that such holder is not entitled to the relief provided by Section 262 of the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any demands for appraisal, withdrawals, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL that are received by the Company relating to the rights of appraisal of the Company’s stockholders and (ii) the opportunity to participate in (and shall consult with Parent with respect to) all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL in respect of the Dissenting Shares, or agree to do any of the foregoing. If any Dissenting Stockholder shall have effectively waived, withdrawn or lost its rights under Section 262 of the DGCL with respect to any Dissenting Shares, or if a court of competent jurisdiction has determined that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though they had been converted into the applicable Per Share Merger Consideration, without interest, pursuant to this Article IV.

(g) Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement (including the consideration otherwise payable to any holder of Shares, Company Options, RSUs and PSUs (each as defined in Section 4.3)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) (or the vesting of any RSU or PSU), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as the case may be, such deducted and withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation, Merger Sub or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as the case may be.

4.3 Treatment of Stock Plans.

(a) Company Options. At the Effective Time, each outstanding option to purchase Shares granted under the Stock Plans (each, a “Company Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest) an amount in cash (less applicable withholdings) equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of such Company Option, and (ii) the number of Shares underlying such Company Option, which amount shall be paid by Parent or the Surviving Corporation as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time; provided, however, that any such Company Option with respect to which the exercise price per share of such Company Option is equal to or greater than the Per Share Merger Consideration shall be cancelled in exchange for no consideration or payment.

(b) RSUs. At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit or phantom unit granted under the Stock Plans that is not a PSU (each, an “RSU”) shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such RSU to receive (without interest), an amount in cash (less applicable withholdings) equal to (x) the number of Shares subject to such RSU immediately prior to the Effective Time (including for this purpose the number of Shares resulting from any dividend equivalents related to such RSU) multiplied by (y) the Per Share Merger Consideration, which amount shall be paid by the Surviving Corporation as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time; provided, that, with respect to any RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c) PSUs. At the Effective Time, each outstanding restricted stock unit granted under the Stock Plans that is subject to any vesting condition relating to the achievement of performance goals, measures or metrics (each, a “PSU”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such PSU to receive (without interest), an amount in cash (less applicable withholdings) equal to (x) the number of Shares subject to such PSU based on the achievement of the performance goals attributable to such PSU multiplied by (y) the Per Share Merger Consideration, which amount shall be paid by the Surviving Corporation as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time; provided, that, with respect to any PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, for purposes of this Section 4.3(c) the following rules shall apply with respect to PSUs for which actual performance has not been determined by the Company as of immediately prior to the Effective Time, the number of Shares subject to such PSUs at the Effective Time shall be determined assuming the applicable performance goals, measures and metrics were achieved at target level performance.

(d) Any payment to which a holder of Company Options, RSUs or PSUs becomes entitled pursuant to this Section 4.3 shall be made through the Surviving Corporation’s payroll no later than ten (10) business days following the Effective Time in accordance with Section 4.3(a), Section 4.3(b) and Section 4.3(c), as applicable. Parent and Merger Sub shall ensure that the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence. All such payments will be less any applicable withholding Taxes.

(e) Employee Stock Purchase Plan. With respect to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement, the Company Board or the applicable committee thereof, as applicable, will adopt resolutions or take other actions as may be required to provide that each individual participating in any Offering Period (as defined in the ESPP) in progress on the date of this Agreement will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law. No individual who is not participating in the ESPP as of the date of this Agreement will be allowed to commence participation in the ESPP following the date of this Agreement. Prior to the Effective Time, the Company will take all action that may be necessary to (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to be terminated no later than ten (10) days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments in accordance with the ESPP that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise of each outstanding purchase right pursuant to the ESPP prior to the Effective Time; and (D) provide that no further Offering Period or Purchase Period (as defined in the ESPP) will commence pursuant to the ESPP after the date of this Agreement. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s ESPP account to the purchase of whole Shares in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation and Benefits Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), Section 4.3(b), Section 4.3(c) and Section 4.3(e), it being understood and agreed that from and after the Effective Time, no participant in any Stock Plan or other Benefit Plan will have any right thereunder to acquire any equity securities of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries. All Company Options, RSUs and PSUs, the ESPP and all Stock Plans, will terminate as of the Effective Time without ongoing liability to Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries other than to make the payments set forth in this Section 4.3, and the provisions in any other Benefit Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time, and the Company will take all action necessary in consultation with Parent to effect the foregoing.

4.4 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated in this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided, however, nothing in this Section 4.4 shall be construed to permit the Company, any Subsidiary of the Company or any Person to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)), other than with respect to Section 5.1(b)), filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) (including the exhibits and schedules thereto, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and any similar cautionary disclosures contained therein) prior to the date hereof or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure; provided, however, that the disclosure of any item in any section or subsection of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such item is in fact material or creates a measure of materiality for purposes of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept exists in the jurisdiction where such entity is organized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to be so organized or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so made available is in effect on the date of this Agreement.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (iii) ”Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iv) “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred:

(A) any changes in global, national or regional economic conditions, except to the extent that such changes in conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(B) any changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate, except to the extent that such changes in conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(C) any change in the market price or trading volume of the Shares on the New York Stock Exchange (the “NYSE”) (provided, that the exception in this clause (C) shall not prevent or otherwise affect a determination that any Effect underlying such change in the market price or trading volume has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(D) any change in the credit rating or the credit outlook of the Company or any of its Subsidiaries (provided, that the exception in this clause (D) shall not prevent or otherwise affect a determination that any Effect underlying such change in the credit rating has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(E) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, including actual or anticipated results of elections, instability in the executive or other branch or agency of any government, investigations or prosecutions of governmental figures, trade wars and tariffs, interest rates or exchange rates for the currencies of any country, except to the extent that such changes in the conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(F) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published plans, projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect);

(G) the negotiation, execution, delivery or performance of this Agreement or the public announcement, pendency or completion of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees or with its suppliers or customers (other than for purposes of the representation and warranty contained in Section 5.1(d) (and in Section 7.2(a) and Section 8.4(b) to the extent related to such portions of such representation));

(H) any Transaction Litigation (as defined in Section 6.14) or other civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding threatened, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board or any committee thereof arising out of the Merger or any other transaction contemplated by this Agreement;

(I) changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or in Laws applicable to the Company or any of its Subsidiaries or the repeal, enforcement or interpretation thereof, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(J) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions threatened or underway as of the date of this Agreement, except to the extent that such changes in conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(K) any change resulting from or arising out of a hurricane, earthquake, flood or other natural disaster, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect);

(L) any action expressly required to be taken by this Agreement or any failure to act to the extent expressly prohibited by this Agreement (other than compliance with Section 6.1) or taken at the written request of Parent or Merger Sub;

(M) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, a Guarantor, Parent, Merger Sub or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, the respective principals or employees of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business; or

(N) the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided, that the exception in this clause (N) shall not prevent or otherwise affect a determination that any Effect underlying such matter has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, and only then to the extent otherwise permitted by this definition of Company Material Adverse Effect).

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (i) 200,000,000 Shares, of which 37,126,051 Shares were outstanding as of the close of business on August 6, 2018 (the “Capitalization Date”), (ii) 10,000,000 shares of series common stock, par value $0.01 per share, of which none were outstanding as of the close of business on the Capitalization Date and (iii) 10,000,000 preferred shares, par value $0.01 per share (of which 500,000 shares are designated as Series A Junior Participating Preferred Stock shares, $0.01 par value per share and 1,400,000 are designated as Series B Preferred Stock, $0.01 par value per share), of which none were outstanding as of the close of business on the Capitalization Date, and from the Capitalization Date through the date of this Agreement, the Company has not issued any Shares, series common stock, or preferred shares, other than Shares issued in connection with the exercise of Company Options outstanding prior to the date of this Agreement. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. No Shares are held by any Subsidiary of the Company. As of the Capitalization Date, other than 4,553,225 Shares reserved for issuance under the 2018 Non-Employee Directors Stock Incentive Plan, the 2009 Stock Incentive Plan (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013), as amended from time to time, the 2000 Dun & Bradstreet Corporation Replacement Plan for Certain Directors Holding Dun & Bradstreet Corporation Equity-Based Awards and the 2015 Employee Stock Purchase Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter sets forth (x) the total number of outstanding Company Options, RSUs, the number of Shares resulting from any dividend equivalents related to such RSUs, and PSUs (assuming target and maximum performance vesting of PSUs for which the applicable performance period has not completed as of the date of this Agreement) as of the Capitalization Date and (y) a correct and complete list of all outstanding Company Options (by grant date), RSUs and PSUs as of the Capitalization Date and the exercise price, if applicable, with respect to each such Company Option, and from the Capitalization Date through the date of this Agreement, the Company has not granted any other Company Options, RSUs or PSUs. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the

Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Permitted Liens and any restrictions on transfer imposed by applicable securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or to acquire (including options, warrants or other rights of any kind), any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. All grants of Company Options, RSUs and PSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Stock Plan and applicable Law, including the applicable requirements of the New York Stock Exchange. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company’s stockholders on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).

(ii) (A) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any Person (other than the Company or any of its other Subsidiaries) in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. Other than as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries has any ownership or equity interest in any Person.

For the purpose of this Agreement, “Permitted Liens” shall mean (A) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or which may hereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP (where required by GAAP), (B) landlords’, warehousemens’, mechanics’, materialmens’, repairmans’, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (C) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (D) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, (E) the interests of the lessors and sublessors of any leased properties, (F) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (G) Liens disclosed in Section 5.1(b)(iii) of the Company Disclosure Letter granted in the ordinary course of business and (H) non-exclusive licenses of Intellectual Property.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and any other transaction contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) (A) The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger, (iii) resolved to recommend that this Agreement be adopted by the Company’s stockholders at a stockholders’ meeting duly called and held for such purpose (the “Company Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company at the Stockholders Meeting for their adoption and approval and (B) the Company Board received the oral opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) (to be confirmed in writing) that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Per Share Merger Consideration to be paid to the holders of Shares (other than Excluded Shares and Shares held by any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than the filings, reports, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and as set forth in Section 5.1(d) of the Company Disclosure Letter, (C) under the Exchange Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or foreign or state securities or “blue sky” laws, including the filing and dissemination of the Proxy Statement and (D) under stock exchange rules, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (1) those the failure of which to make or obtain are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and (2) those to the extent resulting or arising from the identity of, or any facts or circumstances relating to, a Guarantor, Parent, Merger Sub or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, the respective principals or employees of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or comparable governing documents of any Subsidiary of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, the loss of a benefit under or the creation of a Lien (other than Permitted Liens) on any of the assets, rights or properties of the Company or any of its Subsidiaries pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) or by which any of their respective rights, properties or assets are bound binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(ii), for any such breach, violation, termination, default, creation, acceleration, loss of benefit or change (1) that, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (2) to the extent resulting or arising from the identity of, or any facts or circumstances relating to, a Guarantor, Parent, Merger Sub or the respective Affiliates of the foregoing, the respective financing sources of or investors in the foregoing, the respective principals or employees of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2016 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished by the Company since the Applicable Date and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff, (B) the Company has not received notice from the SEC that any of the Company Reports is subject to ongoing review, outstanding comment or outstanding investigation by the SEC and (C) none of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports filed prior to the date hereof (including the related notes and schedules) presents fairly, in all material respects, and, in the case of Company Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the Company’s consolidated statements of income (loss), consolidated cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports filed prior to the date hereof (including any related notes and schedules) presents fairly, in all material respects, and, in the case of Company Reports filed after the date hereof, will present fairly, in all material respects, the consolidated results of its operations, its consolidated cash flows and changes in stockholders’ equity, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments), in the case of each of clause (A) and clause (B), in accordance with GAAP applied on a consistent basis during the periods included (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect). The Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(iv) The Company has established and maintains, and at all times since the Applicable Date has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2017. Since December 31, 2017, no

events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due and for the fiscal year ending December 31, 2018, and conclude, after such assessment, that such system was effective and did not identify (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since January 1, 2016, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(v) Since the Applicable Date, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(f) Absence of Certain Changes.

(i) Other than actions taken in connection with the transactions contemplated by this Agreement, since December 31, 2017 and through the date of this Agreement the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses. Since December 31, 2017 and through the date of this Agreement, there has not been any Company Material Adverse Effect or any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or that, subject to the qualifications set forth in clauses (A) through (N) of the definition of “Company Material Adverse Effect”, would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) Since June 30, 2018 through the date of this Agreement, the Company has not taken, or agreed, authorized or committed to take, any action that would be prohibited by clauses (i) - (iii), (v) - (xii), (xiv), (xv) or (xvii) of Section 6.1(a) if taken or proposed to be taken after the date of this Agreement.

(g) Litigation and Liabilities.

(i) (A) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings by or before any Governmental Entity (including cease and desist letters and invitations to take a patent license) (each of the foregoing, “Proceedings”) pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of its or their respective assets or properties and (B) neither the

Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, in the case of each of (A) or (B), either are (1) reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect or (2) reasonably likely, individually or in the aggregate, to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement, in the case of this clause (2), other than any Transaction Litigation brought after the date hereof.

(ii) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since June 30, 2018, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (D) in connection with any Permitted Lien (as defined in Section 5.1(b)) or (E) that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

The term “Company’s Knowledge” shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

As used in this Agreement, the term “ordinary course of business” shall mean in the ordinary course of business consistent with past practice.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means all benefit and compensation plans, contracts, policies or arrangements (whether or not in writing) covering any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (each, a “Service Provider”) maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company has or would reasonably expect to have any liability or obligation, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, severance, termination, stock option, stock purchase, stock appreciation rights, stock-based, incentive, retention, change in control, retirement, profit sharing, fringe benefit and welfare plans, contracts, policies or arrangements. True and complete copies of all Benefit Plans (other than any Benefit Plan mandated by applicable Law) listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent. To the extent applicable, with respect to each material Benefit Plan (other than any Benefit Plan that is maintained primarily for Service Providers working outside of the United States (each a “Non-U.S. Benefit Plan”)), the Company has made available to Parent true, correct and complete copies of (1) the most recent determination letter, if any, from the Internal Revenue Service (“IRS”) for any Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (2) the most recent summary plan descriptions provided to participants; (3) any current related trust agreements or insurance contracts; (4) any material notices since the Applicable Date to or from the IRS or any office or representative of the United States Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity; and (5) the most recent actuarial valuation.

(ii) Each Benefit Plan, other than Non-U.S. Benefit Plans, has been established, maintained, funded and administered in compliance with its terms and ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the Company’s Knowledge, nothing has occurred that would be reasonably expected to adversely affect the qualification or tax exemption of any such Benefit Plan. Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents, has engaged in a transaction or breach of fiduciary duty with respect to any ERISA Plan that is reasonably expected to subject the Company or any of its Subsidiaries to a material tax or penalty imposed by Section 4975 of the Code or Sections 409 or 502(i) of ERISA.

(iii) Each Non-U.S. Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with the requirements prescribed by any applicable Laws except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each Non-U.S. Benefit Plan required to be registered or that is intended to receive favorable tax treatment under applicable tax Laws has been registered, and to the extent applicable, determined to satisfy the requirements of such tax Laws. Except as required by applicable Law or maintained by a Governmental Entity, no material Non-U.S. Benefit Plan is a defined benefit pension plan.

(iv) Neither the Company nor any ERISA Affiliate has any current or contingent liability or obligation in respect of a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. With respect to each such Benefit Plan(A) the Company and its ERISA Affiliates have complied in all respects with the minimum funding requirements of Sections 412 of the Code and 302 of ERISA except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and no waiver from minimum funding standards (as described in Section 412(c) of the Code or Section 302(c) of ERISA) is in effect, (B) there have been no violations of the applicable benefits restrictions under Section 436 of the Code except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (C) no lien on the assets of the Company or any ERISA Affiliate has arisen under ERISA or Section 430(k) of the Code, nor does the Company or any ERISA Affiliate expect such lien to arise, (D) since the Applicable Date, there have been no events described in Sections 4043 or 4062(e) of ERISA, nor does the Company or any ERISA Affiliate expect such events to occur, except in each case with respect to any such event for which reporting is waived, and (E) the premiums described in Section 4006 of ERISA payable to the PBGC under Section 4007 of ERISA have been timely paid except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(v) Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” (as defined in Section 4063 or Section 4063 of ERISA).

(vi) No Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the Company has adequately reserved the right to amend or terminate each such Benefit Plan to reflect the changes made since December 31, 2014, and those anticipated to be effective January 1, 2019 under the plans set forth in items 2 and 3 on Section 5.1(h)(vi) of the Company Disclosure Letter.

(vii) As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened proceedings or litigation relating to the Benefit Plans, other than routine claims for benefits, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(viii) None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (A) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Benefit Plan (other than severance pay required by any Law); (B) materially increase any benefits otherwise payable under any Benefit Plan; or (C) result in the acceleration of the time of funding, payment or vesting of any such benefits under any Benefit Plan. No payment or benefit that will be made by the Company or any Subsidiary will be characterized as a parachute payment within the meaning of Section 280G of the Code, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax.

(ix) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each arrangement subject to Section 409A of the Code (if any) has been maintained and administered in compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder such that no Taxes or interest will be due at or after the Closing in respect of such arrangement failing to be in compliance therewith. Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 409A of the Code.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, to the Company’s Knowledge, no investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or, subject to the qualifications set forth in clauses (G), (L) and (M) of the definition of “Company Material Adverse Effect”, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries has obtained and is in compliance with all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(j) Material Contracts.

(i) Except for (1) this Agreement, (2) Contracts filed as exhibits to or incorporated by reference into the Company Reports not less than two business days prior to the date hereof and (3) Contracts set forth on Section 5.1(j)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, as of the date hereof, a party to:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any Contract that (x) materially limits or otherwise materially restricts the ability of the Company or its Subsidiaries to engage or compete in any business or geographic area (or that, following the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries) or (y) has any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire any assets or securities of another Person;

(C) any Contract under which the Company or its Subsidiaries has (1) licensed or been granted rights from a third party in any Intellectual Property (as defined in Section 5.1(p)(vi)) that is material to the continued operation of the business of the Company or its Subsidiaries, other than Contracts with respect to generally commercially available off-the-shelf software or any software licensed under a “free software,” “copyleft” or similar license; or (2) licensed or granted rights to any material Company Intellectual Property, other than in the case of (1) and (2), non-exclusive licenses granted in the ordinary course of business;

(D) any Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any material equity interests of any Person or to contribute material capital;

(E) any Contract containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability or penalty to the Company or its Subsidiaries upon notice of ninety (90) days or less or (2) are immaterial to the Company and its Subsidiaries, taken as a whole;

(F) any Contract (other than the Existing Indentures) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiaries of the Company or that prohibits the incurrence of indebtedness for borrowed money or guarantees by the Company or any Subsidiary of the Company;

(G) any Contract (1) providing for the disposition or acquisition of capital stock or other equity interests or assets by the Company or any of its Subsidiaries in any case for consideration in excess of $1,000,000, to the extent the Company continues to have any indemnification or similar obligations outstanding thereunder or (2) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in, or material assets of, any other Person;

(H) any Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” or other material contingent payment obligations;

(I) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, swaps, derivatives or hedging agreements or other Contracts relating to the borrowing of money or extension of credit or other indebtedness (in each case, other than foreign exchange forward Contracts entered into in the ordinary course of business), in each case in excess of $20,000,000, other than (1) accounts receivables and payables in the ordinary course of business; (2) loans to Subsidiaries of the Company in the ordinary course of business; and (3) extensions of credit to customers in the ordinary course of business;

(J) any Contract providing for cash severance payments in excess of $1,000,000 (other than those pursuant to which such severance payment is required by applicable Law);

(K) any Contract that provides for the establishment or governance of a joint venture, partnership, limited liability company or other similar agreement with any third Person (it being understood that this clause (K) does not include commercial arrangements where there is no joint ownership by the Company and its counterparty of equity in a Person);

(L) any Contract with a customer of the Company or any of its Subsidiaries (1) under which the Company and its Subsidiaries generated revenue in excess of $10,000,000 in the aggregate for the fiscal year ended 2017 or (2) under which the Company and its Subsidiaries is expected to generate revenue in excess of $10,000,000 in the aggregate for fiscal year 2018;

(M) any Contract with a vendor or supplier (including outsourcing services) of the Company or any of its Subsidiaries (1) under which the Company and its Subsidiaries made payments in excess of $10,000,000 in the aggregate for the fiscal year ended 2017 or (2) under which the Company and its Subsidiaries is expected to make payments in excess of $10,000,000 in the aggregate for fiscal year 2018;

(N) any Contract that is a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization;

(O) any Contract with a Governmental Entity that is a settlement, conciliation, or similar agreement that imposes any material monetary or other material obligation upon the Company or its Subsidiaries after the date of this Agreement;

(P) any Government Contract under which the Company and its Subsidiaries (1) generated revenue in excess of $5,000,000 in the aggregate for the fiscal year ended 2017 or (2) is expected to generate revenue in excess of $5,000,000 in the aggregate for fiscal year 2018; or

(Q) any Contract that is between the Company or its Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares.

Each such Contract described in clauses (A) through (Q) above of this Section 5.1(j)(i) (and those Contracts that would be Material Contracts but for the exception of being filed as exhibits to the Company Reports) is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts (and those Contracts that would be Material Contracts but for the exception of being filed as exhibits to the Company Reports) is valid and binding on the Company or its Subsidiaries and, to the Company’s Knowledge, each other party thereto and is in full force and effect, except for any scheduled expiration of such Contracts in accordance with their terms and except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, are not reasonably expected to have a Company Material Adverse Effect. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any other party is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, are not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of each Material Contract, including all material amendments, waivers and changes thereto.

(k) Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Owned Real Property, (A) the

Company or one of its Subsidiaries, as applicable, has good and marketable title to the real property owned by the Company or any of its Subsidiaries (“Owned Real Property”), free and clear of all Liens other than Permitted Liens and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(l) Takeover Statutes. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger and the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are, and have been, in compliance with applicable Environmental Laws since the Applicable Date; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past two (2) years which has not been resolved; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Company’s Knowledge, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in Sections 5.1(e), 5.1(f) and 5.1(g) and this Section 5.1(m) constitute the sole representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable Law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

(n) Taxes.

(i) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) all Tax Returns required to be filed by the Company and each of its Subsidiaries (or in which the Company or any of its Subsidiaries is required to be included) have been duly and timely filed (taking into account any valid extension of time within which to file), and all Tax Returns filed by the Company and each of its Subsidiaries or in which the Company or any of its Subsidiaries has been included are true, complete and accurate; (B) all Taxes due and payable by the Company and each of its Subsidiaries and all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing or paid to any employee, independent contractor, creditor, customer, Affiliate, shareholder or third party have been duly and timely paid to the appropriate Tax Authority; and (C) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes of the Company or any of its Subsidiaries or agreed to extend the time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries.

(ii) There are no Liens for material amounts of Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(iii) There are not pending, or threatened in writing, any audits, actions, claims, examinations, administrative proceedings, court proceedings or other similar proceedings before any Tax Authority (each, a “Tax Proceeding”) in respect of material amounts of Taxes or material Tax matters of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(iv) All deficiencies asserted or assessments or adjustments made against the Company or any of its Subsidiaries with respect to material amounts of Tax for any taxable period for which the period of assessment or collection remains open, if any, have been paid in full or finally settled.

(v) There are no unresolved written claims by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(vi) Neither the Company nor any of its Subsidiaries was either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) in the past two (2) years.

(vii) Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(viii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or arrangement, other than any customary commercial agreement or arrangement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; (B) is or has been a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary, aggregate or similar income (or other material) Tax Return; (C) has any liability for any Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by operation of Law; or (D) has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax Law.

(ix) The Company is not and has not been, in the five (5)-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(x) Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to preclude the Company or any of its Subsidiaries from making a valid election under Section 965(h) or Section 965(n) of the Code.

(xi) Notwithstanding any other representation or warranty in this Article V, the representations and warranties contained in Sections 5.1(b)(ii), 5.1(e), 5.1(f), 5.1(g), 5.1(h) and this Section 5.1(n) constitute the sole representations and warranties of the Company relating to any Tax, Tax Return or Tax matter.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, gains, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including declarations, disclosures, schedules, claims for refund and information returns) filed or required or permitted to be filed with a Tax Authority relating to Taxes (including amendments or attachments thereto) and (C) the term “Tax Authority” means any Governmental Entity, board, bureau, body, Person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax (including the power to impose, determine the amount of, or collect any Tax).

(o) Labor Matters.

(i) Section 5.1(o) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by. To the Company’s Knowledge there are no pending or threatened activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such activities or proceedings have occurred within the past two (2) years. There is no strike, dispute, lockout, slowdown, work stoppage or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened directly against the Company or any of its Subsidiaries, and no such labor disputes have occurred since the Applicable Date.

(ii) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including Laws relating to discrimination, equal opportunity, harassment, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors and other individual service providers, health and safety, workers’ compensation, layoffs and plant closings, labor relations and collective bargaining.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter lists all material (A) Patents, (B) Trademarks and (C) Copyrights, in each case, that are included in the Company Intellectual Property and are the subject of a registration or a pending application for registration (collectively, the “Registered Intellectual Property”). To the Company’s Knowledge, the Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto. There are no claims pending or, to the Company’s Knowledge, threatened in writing, challenging the validity, enforceability or ownership of any material Registered Intellectual Property. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property used by them, including in their software, solutions, products or services. The Company or one of its Subsidiaries own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(ii) (A) Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and there are no claims pending or threatened in writing relating to the same, and (B) to the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property rights, except, in each case (A) and (B), as would not reasonably be expected to have a Company Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2017, the software, solutions, products and services of the Company and its Subsidiaries, (A) are free of material bugs, defects, errors, viruses and other contaminants and (B) have not been subject to a recall or, to the Company’s Knowledge, material customer complaints.

(iv) Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are in compliance with all applicable Laws with respect to data privacy, collection and use, (B) to the Company’s Knowledge, such information technology assets and systems are sufficient for the current needs of the Company and its Subsidiaries, and (C) to the Company’s Knowledge, since January 1, 2017 there have been no material breaches or outages of (or deletions or damages to or unauthorized access to or disclosure of) information technology assets and systems owned or used by the Company or its Subsidiaries (or data stored or transmitted thereby). Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has ensured that all Processing of Personal Data carried out by the Company and its Subsidiaries on the basis of Article 6(1)(f) of the GDPR, to the extent applicable, is in compliance with the GDPR, . For purposes of this Agreement, “GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, and “Personal Data”, “Processing” and “Supervisory Authority” shall each have the respective meaning set out in Article 4 of the GDPR.

(v) Notwithstanding any other representation or warranty in this Agreement, the representations and warranties contained in Sections 5.1(e), 5.1(f), 5.1(g) and 5.1(j) and this Section 5.1(p) constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property.

(vi) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights or similar proprietary rights, including such rights in and to (A) trademarks, service marks, certification marks, logos, trade and corporate names, Internet domain names, trade dress, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents (including utility and design patents) and the applications for the same, including any divisions, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (C) trade secrets and know-how; (D) copyrights, including copyrights in all published and unpublished works of authorship and any registrations and applications, renewals, extensions, restorations and reversions thereof (“Copyrights”); and (E) software, including computer programs and software source and object codes, data and databases.

(q) Anti-Corruption Compliance.

(i) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge and when acting on behalf of the Company or its Subsidiaries, any officer, director, or employee of the Company or its Subsidiaries has, since January 1, 2013, taken any action that would cause any of the foregoing to be in material violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, or any other applicable anticorruption laws.

(ii) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge and when acting on behalf of the Company or its Subsidiaries, any officer, director, or employee of the Company or its Subsidiaries, has, since January 1, 2013, made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in material violation of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption laws.

(r) Economic Sanctions Compliance.

(i) The Company and each of its Subsidiaries are and, since January 1, 2013, have been in material compliance with all applicable economic sanctions laws or trade restrictions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”).

(ii) Neither the Company nor its Subsidiaries nor any of their respective directors or officers is a Person (A) that is organized, located or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (including Crimea, Cuba, Iran, North Korea and Syria), (B) with whom dealings are restricted or prohibited by, or are sanctionable under any Sanctions, or (C) a person or entity owned or controlled by any person or entity identified in (A) or (B).

(iii) Without limiting the foregoing, since January 1, 2013, to the Company’s Knowledge, there have been no claims or investigations, nor are there any pending or threatened (in writing) claims or investigations, by any governmental agency or regulatory authority of potential violations against the Company or any of its Subsidiaries with respect to compliance with Sanctions.

(s) Export Controls Compliance.

(i) The Company and each of its Subsidiaries has, since January 1, 2013, conducted its export transactions in material compliance with all applicable United States export and re-export control laws, economic sanctions laws, and all other applicable export control laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”).

(ii) Since January 1, 2013, to the Company’s Knowledge, there have been no claims or investigations, or any actual or threatened (in writing) legal or regulatory enforcement proceedings against the Company or any of its Subsidiaries alleging a violation of any of the Export Control Laws.

(t) Insurance. All material errors and omissions, general liability, business interruption, product liability, property liability and any other material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

(u) Proxy Statement; Other Information. The Proxy Statement (as defined Section 6.3) will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting (as defined in Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates expressly for inclusion or incorporation by reference therein.

(v) Brokers and Finders. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees in connection with the Merger, other than J.P. Morgan.

(w) Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Applicable Date, neither the Company nor its Subsidiaries has (i) been suspended or debarred from bidding on government contracts by a Governmental Entity; (ii) been audited or investigated by any Governmental Entity with respect to any Government Contract other than in the ordinary course of business; (iii) conducted or initiated any internal investigation or made a mandatory disclosure to any Governmental Entity with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (iv) received from any Governmental Entity any written notice of breach, cure, show cause or default with respect to any Government Contract or (v) had any Government Contract terminated by any Governmental Entity for default or failure to perform.

As used herein, the term “Government Contract” means any customer Contract between the Company or any of its Subsidiaries and a Governmental Entity or entered into by any Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter” and, together with the Company Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation or certificate of formation and bylaws, or similar governing document, of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Authority. No vote of the holders of any class or series of partnership interest of Parent is necessary pursuant to applicable Law, the limited partnership agreement of Parent or otherwise to approve this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite partnership or corporate power and authority and has taken all partnership or corporate action necessary in order to execute and deliver this Agreement, and, with respect to Parent, the Commitment Letters and the Definitive Agreements contemplated by the Commitment Letters, and to perform its obligations under this Agreement and such other agreements and to consummate the Merger and any other transaction contemplated by this Agreement and such other agreements. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Other than the filings, reports, approvals and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, the Securities Act or foreign or state securities or “blue sky” laws, (D) under stock exchange rules and (E) the filings, approvals and/or notices listed in Section 5.2(c)(i) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or similar governing documents of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, the loss of a benefit under or the creation of a Lien (other than Permitted Liens) on any of the assets of Parent or Merger Sub pursuant to, any material Contract binding upon Parent or Merger Sub; or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or Merger Sub is subject, except, in the case of clause (B) or (C) of this Section 5.2(c)(ii), for any such breach, violation, termination, default, creation, acceleration, loss of benefit or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or are reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger

Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent or Merger Sub which, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Financing Ability.

(i) Parent has received and accepted as of the date of this Agreement (A) executed equity commitments letters, dated as of the date hereof, between the Parent and the Equity Financing Sources identified therein, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Equity Commitment Letters”), pursuant to which each of the Equity Financing Sources has committed to provide, subject to the terms and conditions therein, cash in an amount up to the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Equity Financing”), which Equity Commitment Letters provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements, in each case to the extent expressly provided for in the enforcement provisions of the Equity Commitment Letters, (B) executed preferred securities commitment letters, dated as of the date hereof, between Parent and the Preferred Financing Sources identified therein, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Preferred Commitment Letters”), pursuant to which each of the Preferred Financing Sources has committed to provide, subject to the terms and conditions therein, cash in an amount up to the aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Preferred Financing”) and (C) an executed debt commitment letter, dated as of the date hereof, between Merger Sub and the Debt Financing Sources identified therein, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Debt Commitment Letter” and, together with the Equity Commitment Letters and Preferred Commitment Letters, the “Commitment Letters” ), pursuant to which the Debt Financing Sources party to the Debt Commitment Letter have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, but subject to the provisions of Section 6.11, the “Debt Financing” and, together with the Equity Financing and Preferred Financing, the “Financing”) and the related fee letter, of which only the fee amounts, price caps, other economic terms and “market flex” and “securities demand” terms have been redacted; provided, that in accordance with customary practice, such redacted terms are confidential and do not affect the conditionality of or the amount of cash proceeds available to Parent and Merger Sub from the Debt Financing (the “Fee Letter”). Except for the redactions to the Fee Letter described above, Parent has delivered to the Company true, correct and complete copies of the executed Commitment Letters and the Fee Letter as of the date hereof.

(ii) The Commitment Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, no such amendment, restatement or modification is contemplated (other than any amendment to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities as permitted by Section 6.11(a)) and the respective commitments contained in the Commitment Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Parent and Merger Sub and, to Parent’s knowledge, the other parties thereto, and there are no conditions precedent or contingencies (including pursuant to any “market flex” and “securities demand” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letters, other than as expressly set forth in the Commitment Letters. Assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.2, the net proceeds contemplated by the Financing, together with available cash of the Company and its Subsidiaries, if any (it being acknowledged that the Company makes no representation or warranty as to the amount or availability of cash as of the Effective Time), Parent and Merger Sub, will, in the aggregate, be sufficient to consummate the transactions contemplated by this Agreement, including the Merger, and to make (A) the payment of any amounts required to be paid pursuant to Article IV, (B) the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger, and (C) the payment of all fees and expenses related to the Financing and the other transactions contemplated by this Agreement to be paid by Parent or Merger Sub (collectively, the “Required Payments”). As of the date of this Agreement, no event has occurred which would or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would or would reasonably be expected to constitute a default) on the part of Parent or any of its Affiliates under the Commitment Letters or, to Parent’s knowledge, any other party to the Commitment Letters. Subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2 and the completion of the Marketing Period, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent and Merger Sub on the Closing Date. Except for Fee Letters with respect to fees and related arrangements with respect to the Debt Financing, of which Parent has delivered correct and complete copies to the Company prior to the date of this Agreement, of which only the fee amounts, price caps, other economic terms and “market flex” and “securities demand” terms have been redacted; provided, that in accordance with customary practice, such redacted terms are confidential and do not affect the conditionality of or the amount of cash proceeds available to Parent and Merger Sub from the Debt Financing, there are no side letters or other Contracts or arrangements related to the funding of the full amount of the Financing necessary to fund the Required Payments other than as expressly set forth in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement. Parent has fully paid or caused to be paid all commitment fees or other fees required to be paid on or prior to the date hereof in connection with the Financing. For the avoidance of doubt, the obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding the ability of Parent or Merger Sub to obtain financing (or obtain financing on terms acceptable to Parent or Merger Sub) for the consummation of the transactions contemplated by this Agreement.

(iii) None of Parent, Merger Sub or any of their respective Affiliates has entered into any Contract with any Person prohibiting such Person from providing or seeking to provide debt or preferred equity financing to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

As used in this Agreement, the term “Compliant” means, with respect to the Required Information, that (A) such Required Information does not, when taken as a whole, contain any untrue statement of material fact regarding the Company and its Subsidiaries, or, when taken as a whole, omit to state any material fact regarding the Company and its Subsidiaries necessary to make such Required Information not materially misleading under the circumstances under which such statements have been made, (B) the financial statements and other financial information included in such Required Information are sufficient to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements and financial information to the financing sources providing the portion of the Financing consisting of debt securities (including “negative assurance” comfort that is customary in the context of a transaction where the most recent financial statements are not more than 135 days old) in order to consummate any offering of debt securities as is customary for Rule 144A offerings of high-yield debt securities on any day of the Marketing Period, and which such auditors have confirmed they are prepared to issue on the last day of the Marketing Period, (C) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that the Required Information will satisfy this clause (C) if the Company’s independent auditors or another independent accounting firm reasonably acceptable to Parent have delivered an unqualified audit opinion with respect to such financial statements), and (D) the Company shall not have publicly announced its intention to or determined that it is required to restate any financial statements contained in the Required Information (it being understood that the Required Information will satisfy this clause (D) if such restatement is completed and the applicable Required Information has been amended or the Company has announced or determined that no restatement shall be required, as applicable).

As used in this Agreement, the term “Marketing Period” means the first period of fifteen (15) consecutive business days commencing after the date on which the conditions set forth in Sections 7.1 and 7.2 are satisfied (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing) and during which: (a) Parent has the Required Information from the Company that is Compliant; provided that (x) if the Company in good faith reasonably believes it has provided such Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless Parent in good faith reasonably believes the Company has not completed the delivery of such Required Information and, not later than 5:00 p.m. (New York City time) two (2) business days following the date of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information has not been delivered) and (y) for avoidance of doubt, if at any time during such fifteen (15) consecutive business day period, the Required Information provided at the commencement of such period ceases to be Required Information as a result of updated historical information being required to be delivered pursuant to clause (i) or clause (ii) of the definition thereof or such Required Information ceases to be Compliant, then such fifteen (15) consecutive business day period shall be deemed not to have commenced until Parent shall have received Required Information that is Compliant, and such delivery shall result in a restart of the Marketing Period; and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive business day period; provided that (i) the Marketing Period shall not commence prior to September 4, 2018, (ii) November 23, 2018 shall be disregarded and shall not count as a business day for purposes of calculating such fifteen (15) consecutive business days, (iii) such fifteen (15) consecutive business day period shall either end on or prior to December 21, 2018 or commence on or after January 2, 2019, and (iv) the Marketing Period shall not be deemed to have commenced if the Required Information is not Compliant; provided, further, that in all circumstances the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained.

As used in this Agreement, the term “Required Information” means (i) the historical financial statements required pursuant to Section 5 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement) and, with respect to any quarterly financial statements (other than with respect to the fourth quarter of any fiscal year), such quarterly financial statements have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-722, Interim Financial Information (provided that the filing by the Company of such required financial statements in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, within such time periods will be deemed to satisfy the foregoing requirement); (ii) such information and data reasonably requested by Parent that is already prepared by the Company and its Subsidiaries in the form requested, is in the possession of the Company and its Subsidiaries and not in the possession of Parent or its Affiliates and that is necessary for Parent to prepare the pro forma financial statements identified in Section 6 of Exhibit D of the Debt Commitment Letter, it being understood that such information shall include historical financial information regarding the Company and its Subsidiaries necessary to prepare such pro forma financial statements and not include information relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of such debt or equity financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of Parent); (iii) such other customary financial and other pertinent information regarding the Company and its Subsidiaries that is reasonably available and as may be reasonably and timely requested in writing by Parent and necessary to permit Parent to prepare a customary preliminary offering memorandum for offerings of high-yield debt securities pursuant to Rule 144A, it being understood that in no event shall Required Information be deemed to include or shall the Company be required to provide (1) a description of all or any component of the Financing, including any “description of notes”, (2) risk factors relating solely to all or any component of the Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (4) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (5) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities pursuant to Rule 144A and (iv) customary authorization letters or management representation letters with respect to the financial statements and financial information to the Debt Financing Sources.

(iv) Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (w) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, (x) the representations and warranties of the Company set forth in Article IV are accurate and complete, (y) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its Subsidiaries for the periods covered thereby and (z) any financial forecasts of the Company made available to Parent as of the date hereof have been prepared in good faith upon assumptions that were reasonable at such time (it being understood that the Company is not making any representation and warranty with respect thereto as a result of such assumption in this clause (iv)), then immediately after the Effective Time and giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternative Financing, payment of the Per Share Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 5.2(e)(iv), the term “Solvent” shall mean, with respect to a particular date, that on such date, after giving effect to the Merger or any other transaction contemplated by this Agreement (a) the sum of the assets, at a fair valuation, of Parent, the Surviving Corporation and its Subsidiaries (on a consolidated basis) and Parent will exceed their debts, (b) Parent, the Surviving Corporation and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and Parent does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will have sufficient capital and liquidity with which to conduct their businesses. For purposes of this Section 5.2(e)(iv), “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; provided, however, that, for purposes of any contingent or unmatured claims, the amount of “debt” shall be deemed the maximum estimated amount of liabilities reasonably likely to result from such contingent or unmatured claims.

(f) Limited Guarantees. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company true, correct and complete copies of the Limited Guarantees, duly executed by the Guarantors in favor of the Company. The Limited Guarantees are in full force and effect and are legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to the Bankruptcy and Equity Exception, and have not been amended, withdrawn or rescinded in any respect as of the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would result in a default by a Guarantor under a Limited Guarantee.

(g) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at all times through the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and at no time prior to the Effective Time will have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(h) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any of its Subsidiaries could have any liability prior to the Effective Time.

(i) Ownership of Company Capital Stock. Except as set forth on Section 5.2(i) of the Parent Disclosure Letter, other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members beneficially owns any Shares, including, without limitation, for purposes of Section 203 of the Delaware General Corporation Law.

(j) Takeover Statutes. No Takeover Statute or anti-takeover provision in the certificate of incorporation or bylaws of Parent or Merger Sub is applicable to Parent or Merger Sub, the Merger and the other transactions contemplated by this Agreement.

(k) Certain Arrangements.

(i) Parent has delivered to the Company a true, correct and complete copy of the agreement set forth on Section 5.2(k) of the Parent Disclosure Letter. Such agreement is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of the officers of Parent, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception, and has not been amended, withdrawn or rescinded in any respect as of the date hereof.

(ii) As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts (whether oral or written, binding or informal) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and (a) any director, officer or management employee of the Company or any Subsidiary of the Company, on the other hand, that relate in any way to this Agreement or the transactions contemplated hereby or thereby (including employment, investment or other arrangements that would be triggered by the consummation of the Merger) or (b) any stockholder of the Company (in its capacity as such), on the other hand, pursuant to which such stockholder would be entitled to receive consideration of a different amount or nature than the consideration set forth in Section 4.1(a) or pursuant to which such stockholder agrees to vote against any Superior Proposal or agree to vote in favor of the Merger.

(l) Information Supplied. The statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein will not, at the time the Proxy Statement is filed with the SEC, or at the time it is first mailed to the stockholders of the

Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(m) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1 or in any certificate delivered in connection with this Agreement, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty to any Person with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent or Merger Sub, including in or via virtual or actual data rooms, information memoranda, management presentations, due diligence discussions, emails, telephone calls, or in-person meetings. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub or any other Person in or via virtual or actual data rooms, confidential information memoranda, management presentations, due diligence discussions, emails, telephone calls, or in-person meetings.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans). Nothing in this Section 5.2(n) shall affect any representations and warranties set forth in Section 5.1 or any certificate delivered in connection with this Agreement.

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly required or permitted by this Agreement or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing and the restrictions in the next sentence, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with Governmental Entities, customers, suppliers, employees and other business relationships having significant business dealings with them) and keep available the services of their key employees and agents; provided that any action specifically permitted by the exceptions to the restrictions set forth in clauses (i)—(xviii) of this Section 6.1(a) shall be deemed in compliance with this sentence. Without limiting the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except (w) as otherwise expressly required or permitted by this Agreement, (x) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (y) as is required by applicable Law or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing documents;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company;

(iii) make any acquisition of any business or any assets in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than acquisitions of assets acquired from the Company’s vendors or suppliers in the ordinary course of business of the Company and its Subsidiaries;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for, or give any Person a right to subscribe for or acquire (including options, warrants or other rights of any kind), any shares of capital stock or other equity securities (other than (A) in respect of Company Options, RSUs and PSUs outstanding as of the date of this Agreement as required by their terms as in effect on the date of this Agreement or (B) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

(v) make any loans, advances, guarantees or capital contributions to or investments in any Person in excess of $5,000,000 individually or $15,000,000 in the aggregate (in each case, other than to or in the Company, any direct or indirect wholly owned Subsidiary of the Company);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company and (B) the payment of any dividend declared prior to the date hereof and related dividend equivalents on those RSUs that were being credited with dividend equivalents prior to the date hereof; provided that in no event shall such dividend exceed $0.5225 per Share) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay the exercise price of any Company Options or Taxes in connection with the exercise or vesting of Company Options, RSUs or PSUs);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than indebtedness incurred in the ordinary course of business under the Existing Credit Agreements in an aggregate principal amount that does not exceed, as of any time, the aggregate principal amount outstanding under the Existing Credit Agreements as of June 30, 2018 by more than $50,000,000 and that may be repaid at any time without premium or penalty;

(ix) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(x) except as with respect to Transaction Litigation, which shall be governed by Section 6.14, and appraisal litigation which shall be governed by Section 4.2(f), settle, waive or release any litigation or other proceedings before a Governmental Entity if such settlement, waiver or release (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $5,000,000 individually or $15,000,000 in the aggregate, net of any amount covered by insurance or indemnification or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would have a material effect on the continuing operations of the Company or its Subsidiaries;

(xi) except as would not reasonably be expected to materially and adversely affect Parent or any of its Affiliates (including the Company and its Subsidiaries) after the Effective Time, (A) make, revoke or change any Tax election; (B) settle, consent to or compromise any Tax Proceeding or any Tax claim or assessment or surrender a right to a Tax refund, respectively, in excess of $5,000,000 individually or $15,000,000 in the aggregate; (C) consent to any extension or waiver of any limitation period with respect to any Tax claim or assessment; (D) file an amended Tax Return; (E) enter into a closing agreement with any Tax Authority regarding an amount of Taxes or Tax matter; (F) change any method of Tax accounting; or (G) take any action that would reasonably be expected to preclude the Company or any of its Subsidiaries from making a valid election under Section 965(h) or Section 965(n) of the Code;

(xii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than (A) Permitted Liens, (B) transactions solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries, (C) non-exclusive licenses to customers and resellers in the ordinary course of business with respect to any Intellectual Property or (D) transactions involving the sales, leases, licenses or other dispositions of assets (other than pursuant to clause (C)) with a fair market value not in excess of $5,000,000 individually or $15,000,000 in the aggregate or (E) abandonment of Intellectual Property in the ordinary course of business;

(xiii) other than as required pursuant to the terms in effect on the date of the Agreement of any Benefit Plan or as required by applicable Law: (A) enter into or amend any agreement providing compensation or benefits to any Service Provider, except for amendments that do not materially increase compensation or benefits, (B) enter into, adopt, amend, modify or terminate any compensation or benefit plans (other than routine amendments or renewals to benefit plans that do not materially increase benefits or result in materially increased costs), (C) accelerate the vesting or payment of any cash or equity award held by any former or current Service Provider, (D) hire or engage the services of any individual who is expected to hold a position of vice president or above and have an annual base salary equal to or above $300,000, or (E) increase the compensation provided to any current or former Service Provider, except for any such increases that result from actions otherwise permitted under this paragraph (xiii) or (F) pay any material bonus or incentive compensation; or (G) to fund the plans or arrangements set forth on Section 6.1(a)(xiii) of the Parent Disclosure Letter;

(xiv) enter into any Contract which would limit (i) the incurrence of indebtedness or (ii) the declaration and payment of the dividends in respect of the Shares, RSUs and PSUs pursuant to Section 6.1(a)(vi) by the Company or its Subsidiaries;

(xv) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties, assets, including writing off notes or accounts receivables, other than in the ordinary course of business or (B) make any material change in any of its accounting principles or practices;

(xvi) (A) incur or commit to incur any capital expenditures other than capital expenditures not to exceed $41,000,000 in the aggregate during any six (6) month period from June 30, 2018 to the Closing Date (provided, that such amount shall be committed or incurred in the ordinary course of business on a pro-rated basis for the portion of any six (6) month period elapsed between the date hereof and the Closing Date); (B) enter into, modify, amend or terminate any Material Contract (which, for purposes of this Section 6.1(a)(xvi), shall be deemed not to include any Benefit Plans), other than Contracts entered into in the ordinary course of business with customers, suppliers or independent contractors or regarding real property (but not a Contract that would constitute a Material Contract under Section 5.1(j)(i)(B) or any Contract that cannot be cancelled without material liability or penalty to the Company or its Subsidiaries upon notice of ninety (90) days or less); (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a “plant closing,” “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law) or other collective employee layoff, collective redundancy, or similar event; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (G) waive or release any material claim other than in the ordinary course of business;

(xvii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Significant Subsidiary; or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Acquisition Proposals.

(a) Go Shop. Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the forty-fifth (45th) calendar day after the date of this Agreement (the day beginning at 12:01a.m. (New York City time) immediately following such forty-fifth (45th) calendar day, the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, consultants, accountants and other advisors or representatives, collectively, “Representatives”) shall have the right to, directly or indirectly:

(i) initiate, solicit and encourage any inquiry or the making of any proposal or offer from any Person that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and to otherwise facilitate any effort or attempt by any Person to make an Acquisition Proposal, including by way of (A) releasing, waiving, modifying and not enforcing existing standstill provisions in order to make Acquisition Proposals to the Company Board in accordance with the terms hereof until the later of (1) the Go-Shop Period End Date and the earlier of the date on which such Person ceases to be an Excluded Person and the Cut-Off Date and (B) providing access to non-public information to such Person and its Representatives, Affiliates, and prospective equity and debt financing sources, so long as such Person has executed a confidentiality agreement with customary terms, taken as a whole, that are not materially less restrictive to such Person than those contained in the Confidentiality Agreement (as defined in Section 9.8) (it being understood that such confidentiality agreement need not contain a standstill provision that covers, or otherwise prohibit the making, or amendment, of an Acquisition Proposal during, the period described in clause (A) above or, to the extent so determined by the Company in accordance with Section 6.2(j), any period thereafter (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”)); provided, that the Company shall substantially concurrently (and in any event within twenty-four (24) hours thereafter) make available to Parent and Merger Sub any non-public information concerning the business, operations, performance or condition of the Company or its Subsidiaries that the Company provides to any such Person that was not previously made available to Parent or Merger Sub; provided, further, that the Company and its Subsidiaries shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposal, other than in connection with any Alternative Acquisition Agreement with respect to a Superior Proposal resulting in a valid termination of this Agreement pursuant to Section 8.3(b);

(ii) initiate, engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; or

(iii) otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations with, or any effort or attempt to make any Acquisition Proposal by, any Person.

(b) No Solicitation. Except as expressly permitted by this Section 6.2, from (A) the Go-Shop Period End Date, with respect to clauses (i), (ii) and (iii) of this Section 6.2(b) below, or (B) the date hereof, with respect to clauses (iv) and (v) of this Section 6.2(b) below, until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither the Company nor any of its Subsidiaries nor any of the directors and officers of it or its Subsidiaries shall, and the Company shall instruct and direct, and use reasonable best efforts to cause (and the failure of the Company to direct its Representatives to comply with this Section 6.2 promptly upon knowledge of any breach by such Representatives of Section 6.2 shall be deemed a breach of this Section 6.2 by the Company), its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 6.2(b)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) otherwise knowingly encourage or facilitate any effort or attempt to make an Acquisition Proposal;

(iv) take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover Statute or otherwise cause such restrictions not to apply; or

(v) authorize, approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, to the extent expressly permitted by Section 6.2(c)) (an “Alternative Acquisition Agreement”).

Notwithstanding the occurrence of the Go-Shop Period End Date, until the date which is fifteen (15) days after the Go-Shop Period End Date (the “Cut-Off Date”), the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Person (for so long as such Person is an Excluded Person), together with such Excluded Person’s Affiliates, Representatives and prospective financing sources (all in their capacities as such), including with respect to any amended Acquisition Proposal submitted by the Excluded Person following the Go-Shop Period End Date but prior to the Cut-Off Date (and not after the condition in Section 7.1(a) has been satisfied), and the restrictions set forth in this Section 6.2(b)(i), (ii) or (iii) shall not apply with respect thereto.

(c) Exceptions. Notwithstanding anything to the contrary in this Agreement (and subject to Section 6.2(a) and the last paragraph of Section 6.2(b)), at any time prior to, but not after the condition in Section 7.1(a) has been satisfied, the Company and its Representatives may (A) provide information to any Person (including to such Person’s Representatives, Affiliates, and prospective equity and debt financing sources (in their capacities as such)) in response to a request therefor by such Person but only if such Person has made a bona fide written Acquisition Proposal and the Company did not materially breach Section 6.2(b) in respect of such Person and receives from such Person an Acceptable Confidentiality Agreement, and substantially concurrently (and in any event within twenty-four (24) hours thereafter) makes available to Parent and Merger Sub any non-public information concerning the business, operations, performance or condition of the Company or its Subsidiaries that the Company provides to any such Person that was not previously made available to Parent or Merger Sub; (B) engage or participate in any discussions or negotiations with any Person with respect to such a bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(g), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such bona fide written Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board or any duly constituted committee thereof determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B), prior to taking such action the Company Board or any duly constituted committee thereof has determined in good faith after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (z) in the case referred to in clause (C) above, the Company Board or any such duly constituted committee thereof determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(d) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals, offers or requests for non-public information with respect to an Acquisition Proposal are received by, or any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, which notice shall include a summary of the material terms and conditions of any such proposals, offers or requests, the identity of the Person making any such proposals, offers or requests for information, and, if applicable, copies of any requests, proposals or offers, including proposed agreements, made in writing, and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours, of the material terms of any such proposals, offers or requests (including any amendments thereto) and any material developments with respect to the status of any such proposals, offers or requests or discussions or negotiations with respect thereto.

(e) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person with respect to a merger, investment, joint venture, partnership, consolidation, dissolution, liquidation, license, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company and/or any of its Subsidiaries that would result in such Person beneficially owning 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the consolidated total assets or revenues of the Company and its Subsidiaries or (ii) any direct or indirect acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power or of any class of equity securities of the Company, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) or revenues of the Company, in the case of each of clause (i) and clause (ii), other than the Merger.

“Excluded Person” means any Person from whom the Company or any of its Representatives has received after the execution of this Agreement and prior to the Go-Shop Period End Date, a written Acquisition Proposal that the Company Board determines in good faith (such determination to be made no later than two (2) business days after the Go-Shop Period End Date), after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; provided that (x) any Person shall cease to be an Excluded Person if, at any time after the Go-Shop Period End Date, the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not be deemed a withdrawal of such Acquisition Proposal if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal, as so amended, modified or replaced, constitutes or is reasonably likely to lead to a Superior Proposal) and (y) no investment fund or financial sponsor with whom the Company has executed a confidentiality agreement in connection with a potential Acquisition Proposal or private investment in the Company during the period beginning on December 28, 2017 and ending on the date of this Agreement nor any of their respective controlled Affiliates shall be considered an Excluded Person. For the avoidance of doubt, an Excluded Person, together with its Affiliates, shall all be deemed the same Excluded Person.

“Intervening Event” means any event, occurrence, development or state of facts or circumstances (but specifically excluding any Acquisition Proposal or Superior Proposal) occurring after the date hereof and that was neither known to, nor reasonably foreseeable by, the Company Board prior to the date hereof, but becomes known to the Company Board after the date of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that does not arise out of or result from a material violation by the Company of Section 6.2(b) and would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the total assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board or any duly constituted committee thereof has determined in its good faith judgment after consultation with outside legal counsel and its financial advisor (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial (including as to financing), timing and other aspects of the proposal and would, if consummated, result in a transaction more favorable to the Company’s stockholders (in their capacities as such) from a financial point of view than the Merger (after taking into account any revisions to this Agreement made or proposed by Parent in accordance with Section 6.2(g)).

(f) No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly permitted by this Section 6.2, the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) fail to include the Company Recommendation in the Proxy Statement, (C) authorize, approve, recommend or otherwise declare advisable, or publicly propose to authorize, approve, recommend or otherwise declare advisable, any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, it being understood and agreed that any communication made in accordance with Section 6.2(h), or the failure by the Company Board or any committee thereof to take a position with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) business day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.2(a) or 6.2(c) and other than pursuant to the termination of this Agreement in compliance with Section 6.2(g) and Section 8.3(a)) relating to any Acquisition Proposal.

(g) Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the condition in Section 7.1(a) has been satisfied, the Company Board may make a Change of Recommendation in connection with a Superior Proposal or in response to an Intervening Event, in either case, if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, or may terminate this Agreement pursuant to Section 8.3(b) to enter into an Alternative Acquisition Agreement with respect to such a Superior Proposal; provided, however, that the Company Board shall not take such action unless:

(i) the Company shall have complied in all material respects with this Section 6.2(g);

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) business days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 6.2(d) with respect to such Superior Proposal;

(iii) the Company shall have, and shall have caused its financial and legal advisors to be available, during the Notice Period, for negotiations with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that in the event of any material revisions to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.2(g)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby, except that the Notice Period commencing upon the delivery of such new Determination Notice shall be reduced to three (3) business days (it being understood that the delivery of any such new Determination Notice shall not shorten the original five (5) business day Notice Period);

(iv) at or following the end of such Notice Period (inclusive of any Notice Period following the delivery of any new Determination Notice(s) in accordance with Section 6.2(g)(iii)), the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that, in the case of a Change of Recommendation in connection with a Superior Proposal, such Acquisition Proposal remains a Superior Proposal (including taking into account any adjustments in the terms of this Agreement proposed by Parent in connection with Section 6.2(g)(iii) above) and that failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the end of the latest Notice Period pursuant to clause (iii) above); and

(v) in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.3(b) and prior to or concurrently with such termination paid the Company Termination Fee in accordance with Section 8.5(b)(iii).

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Company Board or any duly constituted committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, that any public disclosure (other than “stop-look-and-listen” communications or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board or any duly constituted committee thereof that relates to any determination or the approval, recommendation or declaration of advisability by the Company Board or any duly constituted committee thereof with respect to any Acquisition Proposal shall be deemed to be a Change of Recommendation unless, in connection with such disclosure, the Company Board or committee thereof publicly states that its recommendation with respect to this Agreement has not changed.

(i) Existing Discussions. Without limiting the rights of the Company under Section 6.2(c), from and after the Go-Shop Period End Date or, with respect to any Excluded Person, the Cut-Off Date (or such earlier time that such Person ceases to be an Excluded Person), the Company agrees that it will (and will cause its Subsidiaries and will instruct and direct, and use its reasonable best efforts to cause (and the failure of the Company to direct its Representatives to comply with this Section 6.2 promptly upon knowledge of any breach by such Representatives of Section 6.2 shall be deemed a breach of this Section 6.2 by the Company), its and their respective Representatives to) (A) immediately cease and cause to be terminated any existing activities, communications, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) promptly (and in any event within two (2) business days thereof) deliver a written notice to each such Person to the effect that the Company is ending all activities, communications, discussions or negotiations with respect to such Person effective as of such date, which notice will request the prompt return or destruction of all non-public information concerning the Company or its

Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time and shall cease providing any further information to any such Person or its Representatives and (C) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(j) Standstill Provisions. From the date of this Agreement, the Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any confidentiality agreement in connection with an Acquisition Proposal to which the Company is a party that remains in effect following the execution of this Agreement; provided, that, notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision to the extent necessary to permit a third party to make an Acquisition Proposal, in each case to the extent permitted by and in accordance with this terms of this Section 6.2.

6.3 Proxy Filing. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within 20 business days), a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 6.2, shall include the Company Recommendation in the Proxy Statement. The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably.

6.4 Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to establish a record date for, duly call, give notice of, convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the date that the SEC staff informs the Company that it has no further comments on the preliminary Proxy Statement, to consider and vote upon the adoption of this Agreement, and the Company shall conduct in a timely manner a “broker search” in accordance with Rule 14a-13 of the Exchange Act in connection therewith; provided that in no event shall the Company be required to hold the Stockholders Meeting prior to the fifth business day after the earlier of (x) the Cut-Off Date and (y) the first date from and after the Go-Shop Period End Date as of which no Person qualifies as an Excluded Person. Following the distribution of the Proxy Statement pursuant to Section 6.3, the date of the Stockholders Meeting may not be adjourned or postponed, except the Stockholder Meeting may be adjourned or postponed from time to time and at any time by the Company (and shall be adjourned or postponed by the Company at the reasonable request of Parent in circumstances described in clauses (b) or (d)): (a) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed); (b) for the absence of a quorum; (c) as the Company Board or any duly constituted committee thereof determines in good faith is required by applicable Law, including in connection with the discharge of the fiduciary duties of the Company Board to the extent necessary to allow for the filing or distribution of any supplemental or amended disclosure with respect to the transactions contemplated by this Agreement which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; or (d) to solicit additional proxies if the Company or Parent reasonably believes doing so may be necessary to obtain the Requisite Company Vote. Subject to Section 6.2 hereof, the Company Board shall recommend such adoption and shall use reasonable best efforts to take customary lawful actions to solicit such adoption of this Agreement. For the avoidance of doubt, to the extent the Company Board makes a Change of Recommendation, the Company nevertheless shall continue to submit this Agreement to the stockholders of the Company for adoption at the Stockholders Meeting unless this Agreement shall been terminated in accordance with its terms prior to the Stockholders Meeting.

6.5 Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (and in any event no later than five (5) business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. (i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, subject to the other provisions of this Section 6.5, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(ii) Parent, Merger Sub and the Company shall use reasonable best efforts to contest, defend and appeal any threatened or pending legal action by a Governmental Entity or private party that would adversely affect the ability of the Parties to consummate, or otherwise delay the consummation of, the transactions contemplated by this Agreement or any other agreement contemplated hereby; provided that Transaction Litigation shall be governed by Section 6.14).

(iii) Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(c) Certain Regulatory Matters.

(i) Without limiting the generality of, and in furtherance of, the other provisions of this Section 6.5, each of the Parties, as applicable, agrees to prepare and file, as promptly as practicable after the date hereof, any necessary and appropriate filing of a Notification and Report Form pursuant to the HSR Act and any filings, notices or reports advisable or required under any applicable non-U.S. antitrust, competition, merger control, foreign investment or national security or similar Laws. As promptly as practicable following the date hereof, the Parties shall take the actions set forth on Schedule 6.5(c)(i). Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agree to, as promptly as reasonably practicable, provide or cause to be provided to each and every U.S. and non-U.S. federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust, competition, foreign investment, national security or similar Laws non-privileged information and documents requested by any such Governmental Entity or that are necessary, proper or advisable to permit consummation of the Merger and the other transactions contemplated by this Agreement.

(ii) Without limiting the generality of, and in furtherance of, the other provisions of this Section 6.5, each of Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to obtain any consents required under or in connection with each applicable antitrust (including the HSR Act), competition, merger review, foreign investment, national security, or similar Law, or requirement of any Governmental Entities charged with overseeing any of the foregoing (collectively, “Foreign Investment and Antitrust Laws”), and to enable all waiting periods under each applicable Foreign Investment and Antitrust Law to expire, to obtain all clearances under each applicable Foreign Investment and Antitrust Law, and to avoid or eliminate each and every impediment under each applicable Foreign Investment and Antitrust Law, whether asserted by any Governmental Entity or any other Person (including to have vacated, lifted, reversed or overturned any injunction, restraining order or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or any other agreement contemplated hereby), in each case so as to permit and cause the Closing and the other transactions contemplated by this Agreement to occur as promptly as practicable following the date of this Agreement, and in any event no later than the Termination Date, including offering, negotiating, committing to and effecting, by consent decree, hold separate order or any other type of agreements, transactions, or arrangements for: (A) the sale, license, assignment, transfer, divestiture or other disposition of any capital stock, assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; and (B) any conduct remedy or other restriction, requirement or limitation on operation or ownership of the assets, business, or portion of assets or the businesses of the Company, the Surviving Corporation, Parent Merger Sub or any of their respective Subsidiaries (provided that neither Parent nor Merger Sub shall be required to take (and the Company and its Subsidiaries shall not take) any such actions pursuant to this Section 6.5(c)(ii) that are not conditioned on the occurrence of the Closing).

(iii) From the date hereof until the earlier of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, Parent shall not, and shall not permit Merger Sub or any of their respective controlled Affiliates to, take any action with the intention to, or that could reasonably be expected to (including by way of acquiring or agreeing to acquire (or being acquired or agreeing to be acquired) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise making any investment in (or by selling equity or other investments or by permitting transfers of equity or other investments in itself to), any Person located in the United States or any other country or region in the world and principally operating in the same lines of business as the Company and its Subsidiaries, taken as a whole, or portion thereof, or otherwise acquiring or agreeing to acquire or make any investment in any assets, or agreeing to a commercial or strategic relationship with any such Person) (or by selling equity or other investments or by permitting transfers of equity or other investments in itself that would reasonably be expected to) (A) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity under applicable Foreign Investment and Antitrust Laws necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity under applicable Foreign Investment and Antitrust Laws entering an Order prohibiting the consummation of the transactions contemplated hereby or (C) materially delay the consummation of the transactions contemplated hereby.

(iv) Without prejudice to the other provisions of this Section 6.5, each of Parent and Merger Sub shall use its respective reasonable best efforts to file as promptly as reasonably practicable application(s) to the UK Financial Conduct Authority (“FCA”) pursuant to section 178 of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”) for the purposes of seeking the FCA’s approval for Parent and the Merger Sub acquiring control (within the meaning of the FSMA) of Dun & Bradstreet Limited as a result of the Merger and thereafter to use their respective reasonable best efforts to obtain the FCA’s notice in writing that it has determined to approve such acquisitions of control resulting from the Merger. For the avoidance of doubt, references to the FSMA shall be read, where applicable, with the Financial Services and Markets Act 2000 (Controller) (Exemptions) Order 2009 (the “2009 Order”) and control is determined in accordance with FSMA as amended by the 2009 Order.

(v) Without limiting the generality of, and in furtherance of, the other provisions of this Section 6.5, except, in the case where the Parties reasonably determine the Person is not a “foreign person” under 31 C.F.R. § 800.216, each of the Parties shall use its reasonable best efforts to obtain the CFIUS Approval, including (A) as promptly as practicable submitting a draft joint voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) with respect to the Merger in accordance with 31 C.F.R § 800.401(f), (B) as promptly as practicable submitting a formal joint voluntary notice to CFIUS with respect to the Merger in accordance with 31 C.F.R § 800.401(a) after receipt of confirmation that CFIUS has no further comment to the draft filing, (C) responding to any information request by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated hereby within three (3) business days of receiving such request, or within such longer period as permitted by CFIUS and (D) taking the actions set forth on Section 6.5(c)(iv) of the Parent Disclosure Letter. “CFIUS Approval” shall mean that (1) CFIUS has issued a written notice that the Merger does not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.207, (2) CFIUS has issued a written notice to the parties that it has concluded a review or investigation of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (“DPA”), with respect to the Merger, and has terminated all actions under the DPA, or (3) if CFIUS has sent a report to the President of the United States requesting the President’s decision, the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated hereby.

(vi) Notwithstanding the foregoing, for the avoidance of doubt, Parent and Merger Sub agree that the failure to achieve CFIUS Approval shall not relieve Parent or Merger Sub of their obligation to consummate the transactions contemplated hereby, and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s achieving CFIUS Approval.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including, subject to applicable Law, promptly furnishing the other with copies of material notices or other material communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless, to the extent practicable, (i) it consults with the other Party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(e) Notwithstanding anything to the contrary contained in this Section 6.5, materials provided to the other party pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company or other similarly confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(f) Parent shall pay all filing fees in connection with the HSR Act, any other Foreign Investment and Antitrust Law, including CFIUS.

6.6 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company or its Subsidiaries to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (a) unreasonably interfere with the Company’s business operations, (b) result in a waiver or otherwise jeopardize the protection of any applicable privilege (including attorney-client privilege) or other immunity or protection or (c) contravene any Law applicable to the Company or any of its Subsidiaries or their respective businesses or, in any material respect, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound. In the event that the Company withholds information on the basis of the foregoing clauses (a) through (c), the Company shall inform the Parent as to the general nature of what is being withheld and the Company and Parent shall cooperate in good faith to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection. All requests for access or information made pursuant to this Section 6.6 shall be directed to the specific executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f), and then in either case only in connection therewith) none of the Parties shall issue any press releases or otherwise make any public announcements or make any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect to the Merger and the other transactions contemplated by this Agreement without the prior written consent of, in the case of Merger Sub or Parent, the Company, and, in the case of the Company, Parent, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, however, that the Parties may make disclosures to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8. For the avoidance of doubt, this Section 6.8 shall not be interpreted to prohibit Parent, Merger Sub or their respective

Affiliates from making ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

6.9 Employee Benefits.

(a) As of the Effective Time, the Surviving Corporation or one of its Subsidiaries will continue the employment of the individuals employed by the Company and its Subsidiaries immediately prior to Effective Time (the “Continuing Employees”). Parent agrees that during the one-year period immediately following the Effective Time (or, if shorter, during a Continuing Employee’s period of employment), Parent shall provide, or shall cause to be provided, to each Continuing Employee (1) base salary or base wages that are no less than the base salary or base wages provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunities provided to each Continuing Employee that are no less than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time and (3) employee benefits (other than equity-based benefits, nonqualified pension and deferred compensation benefits, retiree health and other post-employment welfare benefits and, solely with respect to Continuing Employees primarily based in the U.S., defined benefit pension benefits) that, taken as a whole, are substantially similar in the aggregate to the employee benefits (other than equity-based benefits, nonqualified pension and deferred compensation benefits, retiree health and other post-employment welfare benefits and, solely with respect to Continuing Employees primarily based in the U.S., nonqualified pension benefits and defined benefit pension benefits) provided to such Continuing Employee immediately prior to the Effective Time. Notwithstanding anything to the contrary in the immediately preceding sentence, in the event Closing occurs on or prior to December 31, 2018, with respect to Continuing Employees primarily based in the U.S. for the period of time between and including Closing and December 31, 2018, retiree health and other post-employment welfare benefits shall be deemed included into each reference to “employee benefits” in clause (3) of the immediately preceding sentence.

(b) Parent agrees that for at least the period of time set forth next to the applicable Benefit Plan on Section 6.9(b) of the Company Disclosure Letter, Parent shall provide, or shall cause to be provided, to each Continuing Employee severance benefits that are no less favorable in the aggregate than the severance benefits set forth on Section 6.9(b) of the Company Disclosure Letter with respect to the severance plan(s) in which such Continuing Employee participated immediately prior to the Closing.

(c) For purposes of vesting, determination of benefit level (including, without limitation, with respect to severance, vacation and sick time credit, but, unless required by Law with respect to Continuing Employees primarily based outside of the U.S., excluding benefit accrual or benefit levels under any defined benefit pension plan) and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, cause any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(d) Parent hereby acknowledges that a “Change in Control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, RSUs and PSUs pursuant to the transactions contemplated by this Agreement by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f) The Company and its Subsidiaries shall satisfy in all material respects all notification, consultation and other processes necessary to effectuate the transactions contemplated by this Agreement, which shall include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the Parties are permitted to effect the Closing without such opinion or acknowledgment. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 express or implied, shall limit or otherwise prevent or restrict the Company or its Subsidiaries from providing compensation, benefits, and other employment terms and conditions to Continuing Employees in accordance with the requirements of applicable Law or Contract with any labor union, works council or other labor organization.

(g) In the event that Closing occurs prior to the determination and payment of annual bonuses under any Bonus Plan (as defined in the Company Disclosure Letter) with respect to 2018, Seller shall, and shall cause its applicable Affiliates to, determine annual bonuses under such Bonus Plan in a manner consistent with Section 6.9(g) of the Company Disclosure Letter and pay such annual bonuses under such Bonus Plan no later than two and one-half months following the end of the 2018 calendar year.

(h) Following the date hereof, Parent and the Company will cooperate expeditiously and in good faith to establish a retention plan to incentivize and retain designated Service Providers to remain employed by the Company, it being understood that Parent will exercise reasonable best efforts to facilitate the development of such retention plan within (10) business days following the date hereof and Parent and the Company will cooperate to begin to communicate with Service Providers designated to participate in such retention plan promptly thereafter.

(i) The provisions of this Section 6.9 are solely for the benefit of the Parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement or arrangement or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement, (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (iv) guarantee employment for any period of time for, or preclude the ability of Parent, the Company or any of their respective Subsidiaries to terminate any Continuing Employee for any reason.

6.10 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 6.5(f), Section 6.11(i), Section 6.15(f) and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

6.11 Financing and Cooperation.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letters (including any “market flex” and/or “securities demand” provisions applicable thereto) and shall not permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Commitment Letters, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Financing available to Parent (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” and/or “securities demand” provisions) to an amount below the amount required for the Required Payments, (ii) imposes new or additional conditions or otherwise expands or amends or modifies in a manner adverse to Parent or Merger Sub any of the conditions to the receipt of any portion of the Financing that is required to fund the Required Payments or (iii) would or would reasonably be expected to (A) materially delay or prevent the Closing, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) in an amount required for the Required Payments less likely to occur or (C) adversely impact the ability of either Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements (as defined below), in any material respect (collectively, the “Prohibited Amendments”). Subject to the limitations set out in the first sentence of this Section 6.11(a), either Parent and Merger Sub may amend, supplement, modify or replace the Commitment Letters as in effect as of the date of this Agreement to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter or Preferred Commitment Letters as of the date of this Agreement; provided, however, that, no such addition shall relieve the original Financing Sources of their obligations under the Commitment Letters prior to the funding of the Financing, except as set forth in the Commitment Letters. Parent shall promptly deliver to the Company copies of any such amendment, modification, replacement or waiver. For purposes of this Agreement (other than with respect to any representations made by either Parent or Merger Sub), (x) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letters as permitted to be amended, modified or replaced pursuant to this Section 6.11 (including any Alternative Financing (as defined below) and (y) the term “Commitment Letters” shall be deemed to include the Commitment Letters as may be permitted to be amended, modified or replaced pursuant to this Section 6.11 and any commitment letters with respect to any Alternative Financing and any related fee letters.

(b) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described herein and in the applicable Commitment Letter at or prior to the Closing, including using their reasonable best efforts to: (i) maintain in effect the Commitment Letters pursuant to their respective terms (except for amendments not prohibited by Section 6.11(a)) until the transactions contemplated by this Agreement, including the Merger, are consummated, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions (including any “market flex” and/or “securities demand” provisions applicable thereto) contained in the Commitment Letters (“Definitive Agreements”) or on other terms not less favorable to Parent, in the aggregate, than the terms and conditions (including any “market flex” and/or “securities demand” provisions applicable thereto) contained in the respective Commitment Letters, (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Commitment Letters applicable to either Parent or Merger Sub that are within their control and consummate the Financing at or prior to the Closing in accordance with the terms and conditions of the Commitment Letters at or prior to the Closing and otherwise comply with its obligations thereunder, and (iv) enforce their rights under the Commitment Letters in a timely and diligent manner in the event of a breach or other failure to fund the Financing required to consummate the transactions contemplated by this Agreement, including the Merger, on the Closing Date by the Financing Sources; provided, however, that Parent shall not be required to take any enforcement action unless all conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at or immediately prior to the Closing, but which are then capable of being satisfied) and the Company stands ready, willing and able to consummate the Merger and the transactions contemplated hereby.

(c) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall give the Company prompt notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters or any Definitive Agreement of which they become aware; (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement or any provisions of the Commitment Letters or any Definitive Agreement that would result in the Financing not being available or that would or would reasonably be expected to prevent, delay or impede the Closing; and (iii) if for any reason either Parent or Merger Sub believes in good faith that there is any material possibility that they will not be able to obtain all or any portion of the Financing necessary to fund the Required Payments on the terms, in the manner, or from the sources contemplated by the Commitment Letters or the Definitive Agreements. At the written request of the Company, Parent shall inform the Company in reasonable detail of the status of its efforts to arrange the Debt Financing or Preferred Financing.

(d) In the event any portion of the Debt Financing or Preferred Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or Preferred Commitment Letters, each of Parent and Merger Sub shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing from the same or alternative sources (i) on terms and conditions not materially less favorable to Parent than those contemplated in the Debt Commitment Letter or Preferred Commitment Letters (and with respect to any replacement of the Debt Financing, with conditions to the funding of such alternative financing not more onerous, when taken as a whole, than those conditions and terms contained in the Debt Commitment Letter as of the date of this Agreement) and (ii) in an amount sufficient (when taken together with the Equity Financing and the available portion of the Debt Financing and Preferred Financing) to consummate the transactions contemplated by this Agreement and to pay related fees and expenses (such alternative financing, the “Alternative Financing”); provided that, Parent shall have no obligation to pay any fees in excess of what it was obligated to pay under the original Debt Commitment Letter or Preferred Commitment Letters (taking into account any “market flex” and/or “securities demand” provisions applicable thereto) nor obtain Debt Financing or Preferred Financing on terms materially worse than the terms contained in the original Debt Commitment Letter or Preferred Commitment Letters (including any “market flex” and/or “securities demand” provisions applicable thereto). Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Required Payments.

(e) Prior to the Closing, the Company shall use reasonable best efforts to, shall cause each of its Subsidiaries to use reasonable best efforts to, and shall use reasonable best efforts to cause its and their respective Representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (for the purposes of this Section 6.11(e), the term “Debt Financing” shall be deemed to include customary high-yield non-convertible debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions of the fee letter associated with the Debt Commitment Letter), which reasonable best efforts shall include:

(i) preparing and furnishing to Parent and Merger Sub as promptly as reasonably practicable all Required Information;

(ii) using reasonable best efforts to prepare and furnish to Parent (and, in the case of any required pro forma financial statements, reasonably cooperating with Parent with respect to its preparation of pro forma financial statements) all other financial and pertinent information as may be reasonably requested by either Parent or the Debt Financing Sources and their respective agents to prepare (A) customary bank information memoranda, lender presentations, offering memoranda and private placement memoranda (including under Rule 144A under the Securities Act) and (B) materials for rating agency presentations in connection with such Debt Financing, in each case to the extent such information relates to the business, financial performance or financial condition of the Company and its Subsidiaries;

(iii) providing customary authorization and/or management representation letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or holders;

(iv) participating (including by making members of senior management with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Debt Financing upon reasonable advance notice and during normal business hours;

(v) reasonably cooperating with the Debt Financing Sources’ and their respective agents’ customary due diligence and marketing efforts, including access to documentation reasonably requested by Persons in connection with capital markets transactions;

(vi) furnishing Parent and the Debt Financing Sources promptly, and in any event no later than three (3) business days prior to Closing, with all required documentation and information under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that any lender, provider or arranger of the Debt Financing has reasonably requested at least ten (10) days prior to the Closing Date in connection with the Debt Financing;

(vii) assisting Parent and Merger Sub in obtaining corporate and facilities ratings from any rating agencies in connection with the Debt Financing;

(viii) assisting with the execution and delivery as of (but not before and not to be effective until) the Closing any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company with respect to due diligence items related to the offering memorandum and solvency matters in the form set forth as an annex to the Debt Commitment Letter [and Preferred Commitment Letters]) and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices); and

(ix) requesting its and/or its Subsidiaries’ independent auditors to cooperate with the Debt Financing, including by using commercially reasonable efforts to provide “customary” comfort letters (including as to “customary” negative assurances) in connection with the Debt Financing and facilitating direct contact with such independent auditors for participation in a reasonable number of due diligence sessions and other meetings upon reasonable advance notice and during normal business hours.

As used in this Agreement, the term “Debt Financing Sources” means the Persons (if any) that have committed to provide or arrange the Debt Financing in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements pursuant thereto or relating thereto, the term “Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing, including any engagement letters, indentures or credit agreements, and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns, the term “Preferred Financing Sources” means the Persons (if any) that have committed to provide the Preferred Financing in connection with the Merger, including the parties to the Preferred Commitment Letters and any joinder agreements pursuant thereto or relating thereto, the term “Preferred Financing Related Parties” means the Preferred Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Preferred Financing and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in the Preferred Financing and their successors and assigns, the term “Equity Financing Sources” means the Persons (if any) that have committed to provide or otherwise entered into agreements in connection with the Equity Financing in connection with the Merger, including the parties to the Equity Commitment Letters and any joinder agreements entered into pursuant thereto or relating thereto and the term “Equity Financing Related Parties” means the Equity Financing Sources and any arrangers, bookrunners, administrative agents, collateral agents and Affiliates of the foregoing, and members, officers, directors, employees, agents and representatives involved in the Equity Financing and their successors and assigns, the term “Financing Sources” means, collectively, the Debt Financing Sources, Preferred Financing Sources and the Equity Financing Sources, and the term “Financing Source Related Parties” means, collectively, the Debt Financing Related Parties, Preferred Financing Related Parties and the Equity Financing Related Parties.

(f) Notwithstanding anything in this Section 6.11 to the contrary, (i) nothing in this Section 6.11 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (ii) prior to the Closing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or become subject to any other expense, liability or obligation in connection with the Debt Financing or the Preferred Financing that is not subject to reimbursement by Parent hereunder; (iii) none of the Company, its Subsidiaries or their Representatives shall be required to (A) authorize, execute or enter into or perform any agreement or take any action or commit to take any action with respect to the Debt Financing or the Preferred Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary authorization letters or management representation letters referred to in Section 6.11(e)(iii)), (B) enter into any resolution, consent, approval or similar corporate action, including any relating to approving the Debt Financing or the Preferred Financing or any guarantee or pledge of assets in connection therewith that is not contingent on the Closing or (C) make any representation, warranty or certification as to which the Company has determined such representation, warranty or certification is not true; and (iv) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Law or loss of any privilege (although the Company shall use commercially reasonably efforts to seek alternative ways to provide such information in a manner that would not result in a loss of any privilege).

(g) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or their respective reputations or goodwill.

(h) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Merger Sub shall be permitted to disclose confidential information to potential debt and equity financing sources, rating agencies, and their respective counsel for the transactions contemplated by this Agreement and their Representatives without the prior written consent of the Company if such potential debt and equity financing sources, rating agencies, and their respective counsel who receive such information are subject to a confidentiality agreement no less restrictive than the Confidentiality Agreement with respect to such information or as provided in the applicable Commitment Letter.

(i) Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their directors, officers, employees and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under Section 6.11(e) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent such losses result from the gross negligence, willful misconduct or bad faith by such indemnified persons. To the extent the Closing does not occur, Parent shall promptly (and, in any event, within thirty (30) days) following the written request by the Company, reimburse the Company and its Subsidiaries for reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants (including independent accountants assisting with providing the Required Information or in connection with preparation of pro forma financial information), consultants, legal counsel, agents and other Representatives) in connection with cooperation provided pursuant to this Section 6.11.

(j) In no event will Parent, Merger Sub or any of their respective Affiliates enter into any Contract (i) prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person or (ii) prohibiting or seeking to prohibit any provider of equity financing (other than the Equity Financing Sources) from providing or seeking to provide equity financing to any Person in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger; provided, that, for the avoidance of doubt the foregoing restrictions shall not apply to any Guarantor, Equity Financing Source, Preferred Financing Source (other than any Preferred Financing Source that is not providing more than a nominal amount of Equity Financing) or any Affiliates of the foregoing.

6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including with respect to (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to successfully enforce this Section 6.12.

(b) Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Company be permitted, or Parent or the Surviving Corporation be required, to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Laws or under any Contracts with such Indemnified Parties. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger or any other transactions contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(f) From and after the Effective Time until the sixth (6th) anniversary thereof, the organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Effective Time, directors, officers or employees of the Company, a Subsidiary of the Company or any of their predecessor entities, than are presently set forth in the organizational documents of the Company and its applicable Subsidiary, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

6.13 Agreements Concerning Parent and Merger Sub and the Company.

(a) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger. Neither Parent nor Merger Sub shall take any action that is reasonably likely to prevent or delay the consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Subject to Sections 8.5(e)(iii) and 8.6, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub and the Surviving Corporation of, and the compliance by Merger Sub and the Surviving Corporation with, all of their respective covenants, agreements, obligations and undertakings under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub and the Surviving Corporation hereunder. Parent shall, or shall cause the direct holder of the stock of Merger Sub to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

6.14 Transaction Litigation. Prior to the Effective Time, the Company shall promptly notify Parent, and each of Parent and Merger Sub shall promptly notify the Company, of all (i) notices and other communications received by it from any Governmental Entity in connection with the Merger or any other transaction contemplated by this Agreement or from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, its Subsidiaries or Parent and (ii) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or, to such Person’s knowledge, threatened against the Company, any of its Subsidiaries, the Company Board or any committee thereof, or against Parent or Merger Sub, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep such other Party reasonably informed of any material developments with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not offer to make or make any payment with respect to any Transaction Litigation or enter into any settlement or similar agreement relating to any Transaction Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it would be unreasonable for Parent to withhold or condition consent to any payment, settlement or other agreement in connection with any Transaction Litigation that only requires (x) the issuance of additional disclosure and/or (y) the payment of money in connection with such settlement in an amount that does not exceed any insurance proceeds that the Company reasonably expects to receive (after consultation with the applicable insurer, in which counsel for Parent shall be permitted to participate) with respect to such claim and any deductible in respect thereof). Notwithstanding anything to the contrary in the foregoing, any litigation relating to Dissenting Stockholders shall be governed by Section 4.2(f).

6.15 Existing Company Indebtedness.

(a) The Company shall deliver to Parent copies of payoff letters specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest fees, breakage costs, premiums, expenses and other amounts payable under the Existing Credit Agreements but excluding contingent indemnification obligations and other obligations that expressly survive the termination of the Existing Credit Agreements) that will be outstanding as of the Closing under the Existing Credit Agreements and providing for the release, simultaneously with the receipt of payment thereunder, of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to promptly commence, at Parent’s expense, after the receipt of a written request from Parent to do so, tender offers to purchase, and/or consent solicitations with respect to, one or more series of Existing Senior Notes on such terms and conditions as specified by Parent and in compliance with all applicable terms and conditions of the Existing Indenture (collectively, the “Existing Notes Offers”); provided that (i) the provisions of Section 6.15(e) and Section 6.15(f) shall have been satisfied, and shall continue to be satisfied, in all respects, (ii) Parent shall have provided the Company with drafts of the offer to purchase, related letter of transmittal and other related documents (collectively, the “Existing Notes Offer Documents”) and (iii) the closing of any Existing Notes Offer shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Parent for any Existing Notes Offer shall be only such terms and conditions as are customarily included in offers to purchase debt securities similar to the applicable Existing Senior Notes and in similar situations and shall otherwise be in compliance with all applicable Laws and the terms and conditions of the Existing Indenture. Nothing in this Section 6.15 or in any other provision of this Agreement shall require the Company or any of its Affiliates to purchase, or accept for purchase, any Existing Senior Notes tendered or otherwise submitted for payment prior to the Effective Time.

(c) Subject to Section 6.15(e) and Section 6.15(f), if requested by Parent in writing, in lieu of commencing Existing Notes Offers for any Existing Senior Notes (or in addition thereto) pursuant to Section 6.15(b), the Company shall to the extent permitted by the Existing Indenture use its commercially reasonable efforts to (i) issue a notice of optional redemption (collectively, the “Existing Notes Redemption Notice”) for all of the outstanding principal amount of one or more series of Existing Senior Notes pursuant to the requisite provisions of the Existing Indenture or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge and/or defeasance of one or more series of Existing Senior Notes pursuant to the applicable provisions of the Existing Indenture, and shall redeem or satisfy, discharge and/or defease, as applicable, such Existing Senior Notes at the Closing in accordance with the terms of the Existing Indenture (collectively, the “Existing Notes

Redemption”); provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Closing, it will be so conditioned, and, on or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the trustee under the Existing Indenture cash or cash equivalents sufficient to effect such redemption, satisfaction, discharge and/or defeasance (and in the event of any loss with respect to the funds deposited with such trustee Parent shall deposit additional funds sufficient to satisfy such redemption, satisfaction, discharge and/or defeasance, as applicable).

(d) In the event that the Company commences an Existing Notes Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the trustee under the Existing Indenture to) execute a supplemental indenture to such Existing Indenture, which shall implement the amendments described in the applicable Existing Notes Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Existing Notes Offers); provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Concurrently with the Closing, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for, any Existing Senior Notes that have been validly tendered pursuant to and in accordance with the Existing Notes Offers and not properly withdrawn using funds provided by Parent.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Existing Notes Offers and Existing Notes Redemptions, including the Existing Notes Offer Documents and the Existing Notes Redemption Notice, as applicable; provided, that the Company shall use commercially reasonable efforts to timely furnish the trustee with such executed officers’ certificates, legal opinions and other documentation reasonably requested by the Parent or trustee in connection with any Existing Notes Offers and Existing Notes Redemptions. The Company shall, no less frequently than weekly, or to the extent reasonably requested, more frequently, keep Parent reasonably informed regarding the status, results and timing of the Existing Notes Offers. The Existing Notes Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of any Existing Senior Notes in connection with any Existing Notes Offers and Existing Notes Redemptions shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them. If, at any time prior to the completion of the Existing Notes Offers, the Company or any of its Subsidiaries, on the one hand, or either Parent or Merger Sub, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Existing Notes Offer Documents, so that the Existing Notes Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such Party that discovers such information shall use reasonable best efforts to promptly notify the other Parties, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Existing Senior Notes. Notwithstanding anything to the contrary in this Section 6.15(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Existing Notes Offers and such compliance will not be deemed a breach hereof.

(f) In connection with any Existing Notes Offer and any Existing Notes Redemption, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected and shall use commercially reasonable efforts to timely furnish the dealer manager(s), information agent(s), depositaries and other agents with such executed officers’ certificates, legal opinions and other documentation reasonably requested by the Parent, dealer manager(s), information agent(s), depositaries and other agents in connection with an Existing Notes Offer; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under, in each case, that are effective prior to the Closing. Parent shall reimburse the Company and its Subsidiaries for all of their reasonable and documented costs and expenses incurred in connection with any Existing Notes Offers or any Existing Notes Redemptions promptly following the incurrence thereof. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any such Person, or to which any such Person may become subject, that arise out of, or is in any way in connection with, the Existing Notes Offers, Existing Notes Redemptions, or any actions taken or not taken by the Company, or taken at the request of Parent, pursuant to this Section 6.15 or the transactions contemplated hereby, except to the extent such losses result from the gross negligence, willful misconduct, bad faith and/or breach of this Agreement by the foregoing indemnified persons. The foregoing reimbursement and indemnification shall survive any termination of this Agreement.

“Existing Credit Agreements” means (a) the Revolving Five Year Credit Agreement, dated June 19, 2018, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents, and the lenders thereto (the “Existing Revolver Agreement”) and (b) the Term Loan Credit Agreement, dated June 19, 2018, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Citizens Bank N.A. as Syndication Agents, HSBC Bank USA, N.A., MUFG Union Bank, N.A., PNC Bank, National Association and Suntrust Bank, N.A. as Co-Documentation Agents, and the lenders thereto.

“Existing Indenture” means that certain indenture governing the 4.00% Senior Notes due 2020 and the 4.375% Senior Notes due 2022, dated as of March 14, 2006, among the Company, the Guarantors party thereto and The Bank of New York Mellon as trustee for the 4.375% Senior Notes and Wells Fargo Bank, National Association, as trustee for the 4.00% Senior Notes, as amended, supplemented, modified, replaced or refinanced from time to time.

“Existing Senior Notes” means (a) the 4.375% senior notes due 2022 and (b) the 4.00% senior notes due 2020.

6.16 Cash Distribution.

(a) If requested by Parent by written notice (an “Intercompany Funding Notice”) to the Company, delivered no later than ten (10) business days prior to the Closing Date, the Company shall use reasonable best efforts to cause certain of its Foreign Subsidiaries (in each case, as identified by Parent in the Intercompany Funding Notice and mutually agreed upon by Parent and the Company in good faith) to loan, transfer or distribute all of such Foreign Subsidiary’s legally or contractually unrestricted cash balances held in commercial bank accounts in the name of the Company or such Foreign Subsidiaries, in excess of the amount needed for such Foreign Subsidiary’s day-to-day working capital needs, to a member of the Company’s consolidated group for U.S. federal income Tax purposes that is the direct or indirect owner of such Foreign Subsidiary (or the Company, as requested by Parent) (the “Cash Transfer”), such that the amounts so transferred will be available in the bank accounts of the Company no later than the day immediately preceding the Closing Date. The Company shall cooperate in good faith with Parent and keep Parent reasonably informed regarding the planning and progress of the Cash Transfer and shall act diligently in order to effectuate each such Cash Transfer in advance of Closing. Notwithstanding the foregoing, nothing herein shall require the Company or any of its Foreign Subsidiaries to distribute, transfer, lend, or cause to be distributed, transferred, or loaned any amounts (i) to the extent that such distribution, transfer or loan would be reasonably likely to, as mutually agreed by Parent and the Company in good faith, interfere with such Foreign Subsidiaries’ operating cash needs arising in the ordinary course of business, (ii) to the extent that such distribution, transfer or loan would be subject to withholding or other Taxes or subject the Company and its Subsidiaries to losses or expenses in advance of the Effective Time, unless such losses or expenses are recoverable pursuant to Section 6.16(b), or (iii) to the extent that such distribution, transfer or loan would violate applicable Law, a restriction set forth in any Material Contract, or the organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement.

(b) In the event that the Closing does not occur, Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, Taxes (including loss of tax attributes) and penalties suffered or incurred by them in connection with any action taken in accordance with Section 6.16(a). Without limiting the generality of the immediately preceding sentence, in the event that the Closing does not occur, Parent shall, promptly upon request by the Company, reimburse the Company for all Taxes that are payable to the extent incurred as a result of such Cash Transfer and the reasonable and documented out-of-pocket costs and expenses that are incurred by the Company and its Subsidiaries in connection with the Cash Transfer, including hedging costs, reasonable and documented out-of-pocket fees and expenses of counsel and accountants in connection with any such Cash Transfer and any additional reasonable and documented out of pocket costs actually incurred by the Company or its Subsidiaries in connection with this Section 6.16. Without limiting the Company’s obligations set forth in Section 6.16(a), the Parties agree and acknowledge that (i) other than in the event of a Willful and Material Breach by the Company or any of its Subsidiaries, the Company’s compliance or failure to comply with this Section 6.16 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied and (ii) the completion of the Cash Transfer is not a condition to the Parent or Merger Sub’s obligations to consummate the Closing when required in accordance with the terms hereof.

“Foreign Subsidiaries” means Subsidiaries of the Company that are organized under the laws of a jurisdiction other than the United States (or any political subdivision thereof).

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, (ii) all required notifications to the FCA of changes in control of Dun & Bradstreet Limited required as a result of the Merger shall have been delivered to the FCA and the FCA shall have given notice in writing for the purposes of section 189 of the FSMA that it has determined to approve such acquisition of control or shall be treated, by virtue of section 189(6) of the FSMA, as having approved such acquisitions of control and (iii) the approvals set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the second sentence of Section 5.1(f)(i) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an specific date, in which case any such representation and warranty need only be so true and correct as of such specific date), (ii) the representations and warranties of the Company set forth in the first, fourth, fifth and seventh sentences of Section 5.1(b)(i) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an specific date, in which case any such representation and warranty need only be so true and correct as of such specific date), (iii) the representations and warranties of the Company set forth in Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b) (Capital Structure) (other than the first, fourth, fifth and seventh sentences of Section 5.1(b)(i), which are subject to clause (ii) above), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(v) (Brokers) shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case any such representation and warranty need only be so true and correct as of such specific date), and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case any such representation and warranty need only be so true and correct as of such specific date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.2(b) has been satisfied.

(c) Company Material Adverse Effect. Since the date of this Agreement, (i) no Company Material Adverse Effect shall have occurred that is continuing and (ii) no Effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect and Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.2(c) has been satisfied.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty need only be so true and correct as of such specific date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby, and the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of the Company to the effect that the condition set forth in this Section 7.3(b) has been satisfied.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Company’s stockholders referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have occurred by 5:00 p.m. (New York City time) on the nine (9) month anniversary of this Agreement (the “Termination Date”); provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) if the failure of the Merger to occur by the Termination Date is primarily attributable to a failure of such Party to perform any of its covenants or other agreements under this Agreement;

(b) this Agreement has been submitted to the Company’s stockholders for adoption at the Stockholders Meeting (as it may be adjourned or postponed) at which a vote was held with respect to the adoption of the Merger and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) any Order permanently enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the receipt of the Requisite Company Vote); provided, that unless such Order was primarily caused by a material breach by the Company of its representations, warranties, covenants or agreements under this Agreement, Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.2(c) if the relevant Order arises under any U.S. Foreign Investment and Antitrust Law, unless Parent pays or causes to be paid to the Company in immediately available funds the Parent Termination Fee in accordance with Section 8.3(c)(iii) prior to or concurrently with such termination.

8.3 Termination by the Company.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, in accordance with Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that the Company pays or causes to be paid on its behalf to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.5(b)(iii) prior to or concurrently with such termination; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, except if such breach or untruth is capable of being cured by the Termination Date, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(c) prior to the delivery by the Company to Parent of written notice of such breach or untruth, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(c) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.3(c) if such breach or untruth has been cured prior to the earlier of (i) such thirtieth (30th) calendar day after such notice is given or (ii) one (1) business days prior to the Termination Date; provided, further, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied; or

(c) at any time prior to the Effective Time, (i) if all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at or immediately prior the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur) have been satisfied or waived, (ii) the Company has irrevocably confirmed to Parent in writing that (1) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing and other than those conditions the satisfaction of which the Company has irrevocably waived, subject to the occurrence of the Closing and the performance by Parent of all of its obligations in connection with the Closing, including the payment of all amounts owing under Article IV) and (2) the Company is willing, prepared and able to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the Closing by the later of (A) the second (2nd) business day following the date of the notice described in the foregoing clause (ii) and (B) the date on which the Closing was required to have occurred pursuant to Section 1.2 (and the Company was willing, prepared and able to consummate the Closing during normal business hours throughout such period).

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Company has committed a Willful and Material Breach of its obligations under Section 6.2;

(b) the Company Board or any duly constituted committee thereof shall have made a Change of Recommendation; or

(c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, except if such breach or untruth is capable of being cured by the Termination Date, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) prior to the delivery by Parent to the Company of written notice of such breach or untruth, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.4(c) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.4(c) if such breach or untruth has been cured prior to the earlier of (i) such thirtieth (30th) calendar day after such notice is given or (ii) one (1) business day prior to the Termination Date; provided, further, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Article VII not to be capable of being satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) the provisions set forth in (x) Section 6.11(i), Section 6.15(f) and Section 6.16(b) (the provisions set forth in this clause (x), collectively, the “Parent Reimbursement Obligations”), (y) this Section 8.5 and (z) Article IX shall survive the termination of this Agreement, and (ii) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or any Willful and Material Breach of this Agreement prior to such termination, in which case the non-breaching party shall be entitled to sue for damages up to the amount of the Parent Termination Fee; provided, further, that in no event shall a Party be entitled to receive both damages pursuant to this Section 8.5(a) and the Company Termination Fee or the Parent Termination Fee (as applicable). For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms set forth therein. For purposes of this Agreement, “Willful and Material Breach” means a material breach that is a consequence of a deliberate act undertaken by the breaching Party, or the deliberate failure by the breaching Party to take an act it is required to take under this Agreement, with knowledge or intent that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated (1) by either Parent or the Company pursuant to Section 8.2(a) and, at the time of such termination, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(a)) and Section 7.3 have been satisfied or are capable of being satisfied if the Closing were to occur at the time of such termination, (2) by either Parent or the Company pursuant to Section 8.2(b), or (3) by Parent pursuant to Section 8.4(c), (B) after the date of this Agreement and prior to the event that gave rise to such termination, an Acquisition Proposal shall have been made to the Company Board or any Person shall have publicly announced an Acquisition Proposal, and such Acquisition Proposal shall have not have been publicly withdrawn in good faith prior to such event or, in the case of a termination pursuant to Section 8.2(b), prior to the Stockholders Meeting and (C) during the period commencing on the date hereof and ending twelve (12) months after the date of termination, the Company or any of its Subsidiaries shall have (1) consummated an Acquisition Proposal or (2) entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and an Acquisition Proposal is later consummated (provided that, solely for purposes of this Section 8.5(b)(i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.2(e), except that all references to “20%” therein shall be changed to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(b);

then the Company shall pay Parent the Company Termination Fee, by wire transfer of immediately available funds to an account designated in writing by Parent, which payment shall be made (A) promptly (but in no event later than the consummation of such Acquisition Proposal, in the case of a payment made pursuant to Section 8.5(b)(i), (B) promptly (but in no event later than five (5) days) after the date of such termination, in the case of a payment made pursuant to Section 8.5(b)(ii), and (C) prior to or concurrently with such termination, in the case of a payment made pursuant to Section 8.5(b)(iii). For the avoidance of doubt, in no event shall the Company be required to pay Parent the Company Termination Fee on more than one occasion. “Company Termination Fee” means an amount equal to $203,600,764 (subject to reduction pursuant to the last sentence of Section 8.5(d) (if applicable)), except that “Company Termination Fee” shall mean an amount equal to $$81,440,306 (subject to reduction pursuant to the last sentence of Section 8.5(d) (if applicable)) in the event that the Company terminates this Agreement pursuant to Section 8.3(b) to enter into an Alternative Acquisition Agreement with an Excluded Person with respect to a Superior Proposal and such termination occurs prior to the Cut-Off Date.

(c) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.3(d);

(ii) this Agreement is terminated by the Company pursuant to Section 8.3(c) or Section 8.3(d);

(iii) this Agreement is terminated by Parent pursuant to Section 8.2(c) as a result of an Order that arises under U.S. Foreign Investment or Antitrust Law, unless such Order was primarily caused by a material breach by the Company of its representations, warranties, covenants or agreements under this Agreement; or

(iv) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a), (B) at the time of such termination, (1) the condition set forth in Section 7.1(b) shall not have been satisfied (in the case of this clause (1), only if such condition has not been satisfied solely as a result of the failure of the waiting period (or any extension thereof) under the HSR Act to have expired or been terminated) or (2) the condition set forth in Section 7.1(c) shall not have been satisfied (in the case of this clause (2) only if such condition has not been satisfied solely as a result of an Order arising under a U.S. Foreign Investment and Antitrust Law), (C) the failure of the condition set forth in Section 7.1(b) or Section 7.1(c) to be satisfied was not primarily caused by a material breach by the Company of its representations, warranties, covenants or agreements under this Agreement and (D) all other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time were capable of being satisfied if the Closing were to occur);

then Parent shall promptly, (x) but in no event later than five (5) days after the date of such termination, in the case of a termination by the Company, or (y) prior to or concurrently with such termination, in the case of a termination by Parent, pay the Company an amount equal to $380,054,760 (the “Parent Termination Fee”). For the avoidance of doubt, in no event shall Parent be required to pay the Company the Parent Termination Fee on more than one occasion.

(d) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b), then the Company shall be required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable and documented out-of-pocket fees and expenses incurred in connection with this Agreement, the Merger, the Financing and the other transactions contemplated herein (including all fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants) in an amount not to exceed $25,000,000 in the aggregate (the “Expense Reimbursement”), by wire transfer of immediately available funds to an account designated in writing by Parent, which payment shall be made promptly (but in no event later than five (5) days) following the delivery by Parent of an invoice, together with reasonable supporting documentation, therefor. The payment of the Expense Reimbursement shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.5(b), but shall reduce on a dollar for dollar basis the Company Termination Fee if such Company Termination Fee subsequently becomes due and payable under Section 8.5(b)(i).

(e) (i) Each of the Parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee or Expense Reimbursement when due pursuant to Section 8.5(b) or Section 8.5(d), or if Parent fails to promptly pay the Parent Termination Fee or the Parent Reimbursement Obligations when due pursuant to Section 8.5(c), Section 6.11(i), Section 6.15(f) or Section 6.16(b), and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the amount of the Company Termination Fee or Expense Reimbursement, or any portion thereof, or the Company commences a suit that results in a final and non-appealable judgment against Parent for the amount of the Parent Termination Fee or the Parent Reimbursement Obligations, or any portion thereof, then the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) of the prevailing Party in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as indicated by J.P. Morgan Chase & Co. on the date of such payment, in each case in an amount not to exceed $5,000,000 (such reasonable and documented out-of-pocket costs as described in this Section 8.5(e)(i), subject to the cap set forth in this sentence, the “Enforcement Costs”).

(ii) Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in any circumstance in which Parent has the right to receive payment of the Company Termination Fee pursuant to Section 8.5(b), the payment of the Company Termination Fee from the Company pursuant to Section 8.5(b) and, if applicable, the Enforcement Costs set forth in Section 8.5(e)(i) shall be, subject to Section 9.6, the sole and exclusive remedy in such circumstances of any Parent Related Party (as defined in Section 8.6(a)) against the Company, its Affiliates and its and their respective Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub expressly acknowledges and agrees that: in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement in circumstances in which Parent has the right to receive the Company Termination Fee pursuant to Section 8.5(b), the payment of the Company Termination Fee pursuant to Section 8.5(b) (and any Enforcement Costs, if applicable), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement in such circumstances, shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub in such circumstances arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of such breach, termination or failure. This Section 8.5(e)(ii) shall not limit the right of Parent or Merger Sub to specific performance of this Agreement pursuant to Section 9.6; provided, however, that in no event will Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and specific performance of this Agreement to consummate the Merger, on the other hand.

(iii) Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in any circumstance in which the Company has the right to receive payment of the Parent Termination Fee pursuant to Section 8.5(c), the payment of the

Parent Termination Fee from Parent pursuant to Section 8.5(c) and, if applicable, the Enforcement Costs set forth in Section 8.5(e)(i) shall be, subject to Section 9.6, the sole and exclusive remedy in such circumstances of the Company, its Affiliates and their Representatives against any Parent Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Parent Related Parties or any of their Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.6, the sole and exclusive remedies of the Company, its Affiliates and their Representatives against any Parent Related Party for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated shall be for either (x) the Company to terminate this Agreement pursuant to Section 8.3 and receive payment of the Parent Termination Fee if and when payable and, if applicable, the Enforcement Costs described in Section 8.5(e)(i), or (y) for the Company to seek to recover monetary damages from Parent in accordance with the first proviso of Section 8.5(a)(ii), in an aggregate amount not to exceed the amount of the Parent Termination Fee, in connection with any termination of this Agreement in a circumstance in which the Parent Termination Fee is not payable, and upon payment of any such amount, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event will the Company be entitled to both the Parent Termination Fee (or monetary damages) and specific performance of this Agreement to consummate the Merger. The Company expressly acknowledges and agrees that: (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Parent Termination Fee pursuant to Section 8.5(c) (and any Enforcement Costs, if applicable), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and (ii) in no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of an amount equal to the Parent Termination Fee against Parent, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents, other Representatives or the Financing Source Related Parties or any of their respective assets.

8.6 Payments; Non-Recourse Parties.

(a) Notwithstanding anything to the contrary in this Agreement, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Limited Guarantees or the Equity Commitment Letters exceed an amount equal to the sum of the Parent Termination Fee and, if applicable, the Enforcement Costs. In no event will any of the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee and, if applicable, the Enforcement Costs against (i) Parent, Merger Sub or the Guarantors; or (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, advisors, attorneys, Financing Source Related Parties, Affiliates (other than Parent, Merger Sub or the Guarantors), members, managers, general or limited partners and assignees of each of Parent, Merger Sub and the Guarantors (the Persons in clauses (i) and (ii), collectively, the “Parent Related Parties”), and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Preferred Commitment Letters, the Equity Commitment Letters and the Limited Guarantees (subject to the terms and conditions set forth therein and in Section 9.6 of this Agreement) and the transactions contemplated hereby and thereby and, other than obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger

(b) In no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Party (as defined in the Equity Commitment Letters, which exclude, for the avoidance of doubt, Parent and Merger Sub) or any Financing Source Related Party with respect to this Agreement, the Debt Commitment Letter, the Preferred Commitment Letters, the Equity Commitment Letters or the Limited Guarantees or the transactions contemplated hereby and thereby (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than (i) from any Person that is party to, and solely pursuant to the terms of, any confidentiality agreement with the Company, (ii) from Parent or Merger Sub to the extent expressly provided for in this Agreement and (iii) from the Guarantors under, and solely pursuant to the terms of, the Limited Guarantees and the Equity Commitment Letters. Without limiting the liability of the Guarantors under the Limited Guarantees or the third party beneficiary rights of the Company to the extent expressly specified in the Equity Commitment Letters, it is agreed that none of the Financing Source Related Parties will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Source Related Parties hereunder or thereunder. In addition, in no event will any Financing Source Related Party be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits), Section 6.10 (Expenses) Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), Section 6.11(i), Section 6.15(f) and Section 6.16(b) shall survive the consummation of the Merger and any other transactions contemplated by this Agreement. Except as set forth in this Section 9.1, no representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that following receipt of the Requisite Company Vote, there shall be no amendment to or waiver of the provisions of this Agreement which by Law or in accordance with the rules and regulations of the NYSE would require further approval by the holders of Shares without such approval; provided, further, that any modification, amendment or waiver of Sections 8.5(e), 8.6, 9.2, 9.5, 9.6, 9.9 and 9.12, or of any defined term used in any of the foregoing Sections, in each case to the extent such modification, amendment or waiver would affect the rights of a Financing Source Related Party or a Non-Recourse Party under such Section in manner that is materially adverse, shall also be approved in writing by the Financing Source or Non-Recourse Party to the Commitment Letters (or any Definitive Agreements resulting therefrom) affiliated with such Financing Source Related Party or Non-Recourse Party.

9.3 Waiver of Conditions. The conditions to each of the respective Parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and irrevocably agree (i) that any legal proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Related Parties or the Preferred Financing Related Parties arising out of, or relating to, the Merger, the Financing or the performance of services thereunder or related thereto or any transactions expressly contemplated thereby will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the Borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (iv) any such legal proceeding will be governed and construed in accordance with the laws of the State of New York (except as expressly contemplated by the provisions of the Debt Commitment Letter or Preferred Commitment Letters).

(b) EACH PARTY AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY AND ITS AFFILIATES MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE FINANCING). EACH PARTY AND ITS AFFILIATES HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR FINANCING SOURCE WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY AND ITS AFFILIATES UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY AND ITS AFFILIATES MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY AND ITS AFFILIATES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5.

9.6 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.5 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any Party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.6, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.6 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.6 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.6 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.6 or anything set forth in this Section 9.6 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(b) Notwithstanding Section 9.6(a), the Parties hereby further acknowledge and agree that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded and to cause Parent and Merger Sub to consummate the Closing in accordance with Section 1.2 if, and only if, (A) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur) have been satisfied or have been waived by Parent at the time when the Closing would be required to occur pursuant to Section 1.2, (B) Parent and Merger Sub fail to consummate the Closing on the date when the Closing should have occurred pursuant to Section 1.2, (C) the Marketing Period has ended and the Debt Financing and Preferred Financing (and/or, if applicable, the Alternative Financing) has been funded or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed in a written notice to Parent that, if specific performance is granted and the Equity Financing, Preferred Financing and Debt Financing are funded, the Company is prepared to consummate the Closing, and Parent and Merger Sub fail to complete the Closing within three (3) business days after the delivery of the Company’s irrevocable written confirmation. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Company may concurrently pursue both (A) a grant of specific performance of Parent’s obligation to cause the Equity Financing to be funded and to consummate the Closing to the extent permitted by this Section 9.6(b) and (B) the payment of the Parent Termination Fee, the Parent Reimbursement Obligations and the Enforcement Costs if any are due pursuant to Section 8.5(e)(i); provided that under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance of Parent’s obligation to cause the Equity Financing to be funded and to consummate the Closing and (B) the payment of the Parent Termination Fee, the Parent Reimbursement Obligations and the Enforcement Costs if any due pursuant to Section 8.5(e)(i) or monetary damages.

9.7 Notices. All notices, requests, instructions, consents or other documents to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Star Parent, L.P.

c/o CC Capital

200 Park Ave., 58th Floor

New York, NY 10166

Attention:    Douglas Newton

Email:         newton@cc.capital

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Daniel E. Wolf, P.C.

                      Peter Martelli, P.C.

                      Lauren Colasacco

Fax:               (212) 446-4900

Email:            daniel.wolf@kirkland.com

                       peter.martelli@kirkland.com

                       lauren.colasacco@kirkland.com

If to the Company:

The Dun & Bradstreet Corporation 103 JFK Parkway, 4th Floor Short Hills, New Jersey 07078 Attention: Christie A. Hill, Esq. Email: hillc@dnb.com with a copy to:

Cleary Gottlieb Steen and Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Ethan Klingsberg Paul M. Tiger Fax: (212) 225-3999 Email: eklingsberg@cgsh.com ptiger@cgsh.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction, consent or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided, that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a business day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding business day.

9.8 Entire Agreement. This Agreement (including any exhibits hereto) and the documents, instruments and other agreements among the Parties contemplated by this Agreement or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, dated July 23, 2018, between CC Capital Partners, LLC and the Company (as may be amended from time to time, the “Confidentiality Agreement”), the other agreements entered into in connection with preserving the confidentiality of information, the Limited Guarantees and the Equity Commitment Letters, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. EACH PARTY AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY

CERTIFICATE DELIVERED HERETO, THE LIMITED GUARANTEES AND THE EQUITY COMMITMENT LETTERS, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR HAS RELIED ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS RELIANCE ON ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS, INFORMATION OR INDUCEMENTS, EXPRESS OR IMPLIED, OR ON THE ACCURACY OR COMPLETENESS OF ANY STATEMENTS OR OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND WAIVES ANY CLAIMS OR CAUSES OF ACTION RELATING THERETO.

9.9 No Third Party Beneficiaries. Except (a) as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), (b) for the right of the Company’s stockholders and equity award holders, after the Effective Time, to receive the aggregate consideration payable pursuant to Article IV and (c) for the right of the Financing Source Related Parties or Non-Recourse Parties, as relevant, pursuant to Sections 8.5(e), 8.6, 9.2, 9.5, 9.6, 9.9 and 9.12, each of which shall inure to the benefit of, and be enforceable by, each Financing Source Related Party or Non-Recourse Party, as appropriate, which rights set forth in the foregoing clauses (a), (b) and (c) of this Section 9.9 are hereby expressly acknowledged and agreed by Parent and Merger Sub, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The Parties further agree that the rights of third-party beneficiaries under Section 6.12 and under clause (b) of this Section 9.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(e) and Section 8.6 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or the Limited Guarantees.

9.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The word “extent” and the phrase “to the extent” used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(e) The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(f) Each Party has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

9.14 Assignment. This Agreement and the rights, interests and obligations hereunder shall not be assignable by operation of law or otherwise without the prior written consent of (x) the Company (in the case of an assignment by either Parent or Merger Sub) or (y) Parent (in the case of an assignment by the Company); provided, that (i)_Parent and Merger Sub each shall be permitted to assign all of its rights (but not obligations) under this Agreement to any of their respective Affiliates without the consent of the Company unless such assignment would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated hereby, and (ii) Parent may assign all or any portion of its rights and obligations pursuant to this Agreement to the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that (A) no assignment shall relieve the assigning party of any of its obligations hereunder and (B) no such assignment shall affect the obligations of any Person who has committed to provide Equity Financing or Preferred Financing under the applicable Equity Commitment Letter or Preferred Commitment Letter or the Guarantors under the Limited Guarantees. Subject to the first sentence of this Section 9.14, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.14 shall be null and void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

THE DUN & BRADSTREET CORPORATION
By:	/s/ Thomas Manning
Name:
Title:

STAR PARENT, L.P.
By:	/s/ Douglas Newton
Name:
Title:

STAR MERGER SUB, INC.
By:	/s/ Douglas Newton
Name:
Title:

[SIGNATURE PAGE – AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Term	Section
2009 Order	6.5(c)(iv)
Acceptable Confidentiality Agreement	6.2(a)(i)
Acquisition Proposal	6.2(e)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(v)
Alternative Financing	6.11(d)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plan	5.1(h)(i)
Book-Entry Share	4.1(a)
business day	1.2
Bylaws	2.2
Capitalization Date	5.1(b)(i)
Cash Transfer	6.16(a)
Certificate	4.1(a)
Certificate of Merger	1.3
CFIUS	6.5(c)(iv)
CFIUS Approval	6.5(c)(iv)
Change of Recommendation	6.2(f)(i)
Charter	2.1
claim	5.2(e)(iv)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Commitment Letters	5.2(e)(i)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(p)(vi)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Termination Fee	8.5(b)(iii)
Company’s Knowledge	5.1(g)
Compliant	5.2(e)
Confidentiality Agreement	9.8
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
control, controlling, controlled by, under common control with	5.1(a)

Ann. A-1

Term	Section
Copyrights	5.1(p)
Cut-Off Date	6.2(b)
D&O Insurance	6.12(b)
debt	5.2(e)(iv)
Debt Commitment Letter	5.2(e)(i)
Debt Financing	5.2(e)(i)
Debt Financing Related Parties	6.11(e)
Debt Financing Sources	6.11(e)
Definitive Agreements	6.11(b)
Determination Notice	6.2(g)(ii)
DGCL	1.1
Disclosure Letters	5.2
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
Effect	5.1(a)
Effective Time	1.3
Enforcement Costs	8.5(e)(i)
Environmental Law	5.1(m)
Equity Commitment Letters	5.1(e)(i)
Equity Financing	5.2(e)(i)
Equity Financing Related Parties	6.11(e)
Equity Financing Sources	6.11(e)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(e)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Person	6.2(e)
Excluded Share	4.1(a)
Existing Credit Agreements	6.15(f)
Existing Indenture	6.15(f)
Existing Notes Offer Documents	6.15(b)
Existing Notes Offers	6.15(b)
Existing Notes Redemption	6.15(c)
Existing Notes Redemption Notice	6.15(c)
Existing Revolver Agreement	6.15(f)
Existing Senior Notes	6.15(f)
Expense Reimbursement	8.5(d)
Export Control Laws	5.1(s)(i)
extent, to the extent	9.13(c)
FCA	6.5(c)(iv)
FCPA	5.1(q)(i)
Fee Letter	5.2(e)(i)
Financing	5.2(e)(i)

Ann. A-2

Term	Section
Financing Source Related Parties	6.11(e)
Financing Sources	6.11(e)
Foreign Investment and Antitrust Laws	6.5(c)(ii)
Foreign Subsidiaries	6.16
FSMA	6.5(c)(iv)
GAAP	5.1(a)(I)
GDPR	5.1(p)(iv)
Go-Shop Period End Date	6.2(a)
Government Contract	5.1(w)
Governmental Entity	5.1(d)(i)
Guarantors	Recitals
Hazardous Substance	5.1(m)
hereof, herein, hereunder	9.13(b)
HSR Act	5.1(d)(i)
include, includes, including	9.13(a)
Indemnified Parties	6.12(a)
Insurance Policies	5.1(t)
Intellectual Property	5.1(p)(vi)
Intercompany Funding Notice	6.16(a)
Intervening Event	6.2(e)
IRS	5.1(h)(i)
J.P. Morgan	5.1(c)(ii)
Laws	5.1(i)
Lien	5.1(b)
Limited Guarantees	Recitals
Marketing Period	5.1(e)(iii)
Material Contract	5.1(j)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.9(b)
Non-U.S. Benefit Plan	5.1(h)(i)
Notice Period	6.2(g)(ii)
NYSE	5.1(a)(C)
Old Plans	6.9(b)
Order	7.1(c)
ordinary course of business	5.1(g)(ii)
Owned Real Property	5.1(k)
Parent	Preamble
Parent Disclosure Letter	5.2
Parent Reimbursement Obligations	8.5(a)
Parent Related Parties	8.6(a)
Parent Termination Fee	8.5(c)
Parties	Preamble
Patents	5.1(p)(vi)
Paying Agent	4.2(a)

Ann. A-3

Term	Section
Paying Agent Agreement	4.2(a)
PBGC	5.1(h)(i)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(b)
Person	4.2(d)
Personal Data	5.1(p)(iv)
Preferred Commitment Letters	5.2(e)(i)
Preferred Financing	5.2(e)(i)
Preferred Financing Related Parties	6.11(e)
Preferred Financing Sources	6.11(e)
Proceedings	5.1(g)(i)
Processing	5.1(p)(iv)
Prohibited Amendments	6.11(a)
Proxy Statement	6.3
PSU	4.3(d)
Registered Intellectual Property	5.1(p)(i)
Representatives	6.2(a)
Required Information	5.1(e)(iii)
Required Payments	5.2(e)(ii)
Requisite Company Vote	5.1(c)(i)
RSU	4.3(b)
Sanctions	5.1(r)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(d)(i)
Service Provider	5.1(h)(i)
Share	4.1(a)
Significant Subsidiary	5.1(a)
Solvent	5.2(e)(iv)
Stock Plans	5.1(b)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(e)
Supervisory Authority	5.1(p)(iv)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Authority	5.1(n)
Tax Proceeding	5.1(n)(iii)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Trademarks	5.1(p)(iv)
Transaction Litigation	6.14
Willful and Material Breach	8.5(a)

Ann. A-4